ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            STARMEDIA NETWORK, INC.,

                                       AND

                     PAGECELL INTERNATIONAL HOLDINGS, INC.,

                                   DATED AS OF

                               SEPTEMBER 18, 1999

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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 18th day of September, 1999, by and between StarMedia Network, Inc., a Delaware corporation ("PURCHASER"), and Page Cell International Holdings, Inc., a British Virgin Islands company (the "COMPANY").

                               W I T N E S S E T H

            WHEREAS, the Company is engaged, directly and indirectly through its Subsidiaries, in the business of (i) creating, developing, marketing and otherwise exploiting computer software applications enabling, facilitating or otherwise relating to wireless transmissions of messages, text, data and other content and (ii) creating, developing, marketing or otherwise providing services that provide end-users of cellular phones and pagers with access to Internet-based messages, text, data and other content (including without limitation Internet-based "Portals") and/or internet-based interactive applications (the "SPECIFIED BUSINESS").

            WHEREAS, the Company wishes to sell to designees of Purchaser, and Purchaser wishes to have its designees acquire from the Company, all rights of the Company and SWV in the Acquired Assets (as hereinafter defined), for the consideration as stated hereunder and on the terms and conditions as set forth in this Agreement; and

            WHEREAS, simultaneously with the execution of this Agreement, (i) each of the Key Employee/Stockholders is entering into an Inducement Agreement dated the date hereof with Purchaser (collectively, the "KEY EMPLOYEE/STOCKHOLDERS INDUCEMENT AGREEMENTS") and an Employment Agreement dated the date hereof with Purchaser (collectively, the "KEY EMPLOYEES/STOCKHOLDERS EMPLOYMENT AGREEMENTS") and (ii) Carlos Acosta is entering into an Inducement Agreement dated the date hereof;

            NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                    GENERALLY

            Section 1.1 CERTAIN DEFINITIONS. Certain capitalized terms used in this Agreement, in any Exhibit hereto or in the Disclosure Letter have the meanings specified in Exhibit 1.1 hereto (which is hereby incorporated by reference into this Agreement).

            Section 1.2 TERMS GENERALLY. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof,"

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"herein,"  "hereto" and  "herewith"  and words of similar  import shall,  unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (d) the word "or" shall not be exclusive, (e) the phrases "DATE OF THIS AGREEMENT" and "DATE HEREOF" and any other phrases of similar import shall mean September 18, 1999, (f) the term "DOLLARS" or the character "$" shall, unless otherwise expressly provided, mean United States dollars, (g) the term "knowledge" means, as to the Company or any of its Subsidiaries, the collective knowledge of the Key Employee/Stockholders and of the officers and directors of the Company or the applicable Subsidiary, as the case may be, (h) provisions shall apply, when appropriate, to successive events and transactions and (i) defined terms not found in Exhibit 1.1 are defined elsewhere in this Agreement.


                                   ARTICLE II

            SALE AND PURCHASE OF ASSETS; ASSUMPTION OF OBLIGATIONS

            Section 2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Company shall (x) sell, assign, transfer, convey and deliver to the Specified Designee all of the Company's right, title and interest in, to and under the Acquired Assets, free and clear of all Liens other than Permitted Encumbrances, and (y) cause SWV to sell, assign, transfer and convey to the Specified SWV Transferee all of SWV's right, title and interest in, to and under the Acquired Assets, free and clear of all Liens other than Permitted Encumbrances, and (ii) Purchaser agrees to cause the Specified Designee and the Specified SWV Transferee to purchase, acquire and accept from the Company and SWV, respectively, all such right, title and interest of the Company and SWV, respectively, in, to and under the Acquired Assets. Any term of this Agreement to the contrary notwithstanding, the Company
(1) may retain one copy of all financial, accounting and tax records, and records of the Company and its Subsidiaries relating to the Company Employees, PROVIDED that the originals thereof shall constitute "Acquired Assets" and (2) the Company may retain cash and cash equivalents in an amount equal to the aggregate current liabilities of the Company and SWV for accrued salaries and reimbursable expenses of employees, and trade payables (other than trade payables to Insiders and other than Transaction Expenses and Transfer Taxes), incurred in the Ordinary Course of Business (collectively, "CLOSING CURRENT LIABILITIES") (such retained cash, the "RETAINED CASH").

            Section 2.2. ACQUIRED ASSETS;  EXCLUDED ASSETS;  COMPANY  Employees.
(a) The term "ACQUIRED ASSETS" shall mean and include (i) subject to Section 2.2(b), all businesses (including the Specified Business) and Assets of the Company and its Subsidiaries, as such businesses and Assets exist as of the date hereof (other than any such Assets that are disposed of after the date hereof and prior to the Closing Date in the Ordinary Course of Business and otherwise in accordance with this Agreement) or as of the Closing Date, and all of the goodwill and going-concern value related thereto, (ii) subject to Section 2.2(b), all of the Assets that are reflected on the Balance Sheet (other than

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any such Assets that have been or are  disposed of after the date of the Balance
Sheet and prior to the Closing Date in the Ordinary Course of Business and otherwise in accordance with this Agreement) and (iii) in any event (but without limiting the generality of clauses (i) and (ii)), the following:

                  (1) all of the Specified Software, each of the Systems (in their entirety) and all development work in process relating to any of the Specified Software;

                  (2) the Specified Copyright Registrations and the Specified Patent Application;

                  (3) the Specified Trademarks (in any style or design), any name or mark derived from or including any of the foregoing, and all goodwill relating thereto;

                  (4) the Specified Contracts;

                  (5) all of the outstanding capital stock of (or other equity interests in) the Specified Subsidiaries;

                  (6) the Specified Domain Name Registrations;

                  (7) all Specified Miscellaneous Assets;

                  (8) all books of account, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists (past, present or future), correspondence, memoranda, forms, lists, plats, plans, drawings and specifications, documents evidencing other Acquired Assets, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, records relating to the Company Employees, photographs, research and development files, and other books, records or data owned by the Company or any of its Subsidiaries; and

                  (9) all goodwill of the Company or any of its Subsidiaries related to any other Acquired Asset.

            (b)   EXCLUDED ASSETS.  The term "Excluded Assets" means:

                  (i) the consideration payable to the Company under this Agreement and all rights of the Company under the Company Transaction Documents and the Mutual Confidentiality Agreement;

                  (ii) any capital stock of, or other equity interest in, SWV;

                  (iii) the Retained Cash;

                  (iv) prepaid insurance premiums of the Company or SWV which relate to insurance policies not assigned to the Specified Designee or the Specified SWV Transferee;

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                  (v) any insurance policies or rights thereunder  maintained by the Company or any Subsidiary with respect to the Specified Business, unless otherwise specifically assigned to the Specified Designee or the Specified SWV Transferee;

                  (vi) refunds or claims for refunds of Taxes relating to the Specified Business for all periods prior to the Closing Date;

                  (vii) the Outstanding Key Employee/Stockholders Employment Agreements;

                  (viii) the Excluded Domain Name Registrations;

                  (ix) the SupportComm Letter of Intent;

                  (x) the Intercompany Services Agreement; and

                  (xi) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company or SWV as a corporation.

            (c)   COMPANY EMPLOYEES.

                  (i) The Company acknowledges and consents (on its behalf and on behalf of SWV) that if the Closing occurs Purchaser and/or its Affiliates may hire such of the Company Employees as Purchaser and/or its Affiliates desire, upon such terms and conditions of employment or association as they desire, and that Purchaser and/or its Affiliates has made, and/or from and after the date hereof Purchaser and/or its Affiliates may make, such offers of such post-Closing employment or association to the Company Employees as they desire. From and after the date hereof, the Company will encourage the Company Employees to accept any such offers of post-Closing employment or association that Purchaser or any of its Affiliates may make to the Company Employees. Nothing in this Section 2.2(c), and no such post-Closing employment or association of any of the Company Employees by Purchaser or any of its Affiliates, shall modify
Section 2.4 or 7.3 hereof.

                  (ii) For the avoidance of doubt and without limitation of the scope of the Acquired Assets, the Company irrevocably consents, confirms and in any event agrees (on its behalf and on behalf of SWV) that (x) no action or omission of any of the Company Employees after the Closing in connection with any such individual's association (in any capacity) with Purchaser or any of its Affiliates shall give rise to any Claim of the Company or SWV against, or any Liability in favor of the Company or SWV by, such individual or any Purchaser Indemnified Party, based upon or arising out of such individual's former association (in any capacity) with the Company or SWV, any Non-Competition Covenant or Technology Conveyance/Confidentiality Agreement, or other contract, agreement or instrument, with or otherwise for the benefit of the Company or SWV Affiliates, and the Company hereby irrevocably releases (on its behalf and on behalf of SWV) any and all such Claims, liabilities or obligations, and (y)

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neither the Company  nor SWV shall have any right,  title or interest  in, to or under, or any Claim against any of the Company Employees, or any Purchaser Indemnified Party, relating to or arising out of, any Intellectual Property or Software acquired, created or developed by any of the Company Employees during or in connection with any such individual's association (in any capacity) with Purchaser or any of its Affiliates, based upon or arising out of such individual's former association (in any capacity) with the Company or any Non-Competition Agreement or Technology Conveyance/Confidentiality Agreement, or other contract, agreement or instrument, with or otherwise for the benefit of the Company or SWV (all of which shall, as between the Company and SWV, on the one hand, and Purchaser and its Affiliates, on the other hand, belong solely to Purchaser and its Affiliates).

            Section 2.3 ASSUMED OBLIGATIONS. Subject to the terms and conditions of this Agreement (including Section 2.7), if the Closing occurs, Purchaser will, effective as of the Closing Date, cause the Specified Designee (with respect to obligations of the Company) or the SWV Specified Transferee (in the case of obligations of SWV) to assume, and to agree to perform when due, (i) all of the Company's or SWV's obligations under (x) the Specified Contracts (other than the Mutual Confidentiality Agreement) and (y) any other Contract entered into after the date hereof which Purchaser agrees in its discretion to assume, in each case other than any such obligation (1) required by the terms of any such Specified Contract or other Contract to have been discharged on or prior to the Closing Date, (2) the existence of which constitutes a breach of any representation or warranty of the Company or SWV contained in or made pursuant to this Agreement, (3) arising out of a breach or default by the Company or SWV on or prior to the Closing Date under such Specified Contract or other Contract or any event occurring on or prior to the Closing Date that with the lapse of time or the giving of notice, or both, would become such a breach or default or based upon, resulting from or arising out of the Retained Liabilities or (4) constituting a Closing Current Liability and (ii) the Liabilities expressly listed on Exhibit 2.3 hereto (subject to any limitations or qualifications set forth on such Exhibit). The obligations of the Company or SWV assumed by the Specified Designee or the SWV Specified Transferee pursuant to this Section 2.3 are referred to herein as the "ASSUMED OBLIGATIONS". For the avoidance of doubt and anything in this Section 2.3 above to the contrary notwithstanding, the Assumed Obligations do not and shall not include any obligations of the Company or SWV to any Insider (other than any Company Employees, as such), or any obligation to pay Transfer Taxes, Transaction Expenses or any Liability described in sub-clauses (ii)(3), (4), (5) or (6) of Section 2.4. It is understood and agreed that Purchaser (as opposed to the Specified Designee and/or the Specified SWV Transferee) will not assume, agree to or perform or otherwise become liable to any extent for any of the Assumed Obligations.

            Section 2.4 RETAINED LIABILITIES. (a) Anything in this Agreement or any of the Transaction Documents (as hereinafter defined) to the contrary notwithstanding, neither Purchaser nor the Specified Designee nor the SWV Specified Transferee will assume or be bound by or be obligated or responsible for (i) any duties, responsibilities, commitments, expenses, obligations or liabilities of any kind or nature (fixed or contingent, known or unknown, whether arising prior to or after the Closing) (collectively, "LIABILITIES") (x) of the Company or SWV, actual or asserted, or (y) which may be asserted against or imposed upon Purchaser or the Specified Designee or the SWV Specified Transferee as a successor or transferee of the Company or SWV or as an acquirer of the Acquired Assets or as a result of the Excluded Assets or the conduct by

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the Company or SWV of its business  (including  the  Specified  Business) at any time prior to or on the Closing Date, in each case other than the Assumed Obligations, or (ii) without limitation of the foregoing, any of the following:

                  (1) any Liability of the Company or any of its Subsidiaries as of the Closing Date arising out of, in connection with or as a result of the ownership or operation of the Acquired Assets by the Company or any of its Subsidiaries, other than the Assumed Obligations;

                  (2) any Liability (other than the Assumed Obligations) as of the Closing Date under or in respect of the Specified Contracts or any other Contract;

                  (3) any Liability of the Company or any of its Subsidiaries as of the Closing Date incurred under or arising out of any Law;

                  (4) any Liability of the Company or any of its Subsidiaries as of the Closing Date in respect of Taxes;

                  (5) any Liability in respect of the SupportComm Letter of Intent or the Intercompany Services Agreement; and

                  (6)  any  Liability  (A)  arising  out  of the  employment  or termination of employment of any officer, employee or independent contractor by the Company or any of its Subsidiaries prior to the Closing (including, but not limited to, any termination of employment as a result of the consummation of the transactions contemplated by this Agreement), including any Liability under the Outstanding Key Employee/Stockholders Employment Agreements, or (B) arising out of or under any Benefit Plan or any other employee benefit plan, arrangement or policy currently or previously maintained or contributed to by the Company or any of its Subsidiaries.

((i) and (ii) collectively, excluding Liabilities arising solely under this Agreement, the "RETAINED LIABILITIES").

            Section 2.5 PURCHASE PRICE. (a) If the Closing occurs, then the Specified Designee shall be obligated to pay consideration to the Company for the Acquired Assets (the "PURCHASE PRICE") as set forth in detail below in this
Section 2.5. All Purchase Price amounts that become due and payable pursuant to this Section 2.5 shall be payable solely by the delivery to the Company of (i) the number of shares of StarMedia Common Stock having a value (determined as set forth below in this Section 2.5) equal to 75% of the particular Purchase Price amount then due and payable and (ii) the number of shares of StarMedia Junior Non-Voting Convertible Preferred Stock that (if such Preferred Stock was then convertible into StarMedia Common Stock), would then be convertible into 1/3 of the number of shares of StarMedia Common Stock determined pursuant to clause (i) above. (The specification of dollar Purchase Price payments herein and in Exhibit 2.5(c) is merely for the convenience of the parties, as the sole consideration payable by Purchaser for the Acquired Assets shall be StarMedia Capital Stock.)

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            (b)  If the  Closing  occurs,  then  at the  Closing  the  Specified
Designee shall pay to the Company, by delivery of StarMedia Capital Stock as described in Section 2.5(a), $10,000,000. For purposes of this Closing payment, a share of StarMedia Common Stock shall be valued at an amount equal to the average Closing Market Price of StarMedia Common Stock on the thirty Trading Days immediately prior to the Closing Date (such average, the "CLOSING SHARE PRICE").

            (c) Exhibit 2.5(c) sets forth nine possible additional Purchase Price payments (collectively, the "POSSIBLE EARNOUT PAYMENTS") and the targets which must be satisfied in order to earn each such Possible Earnout Payment (the "EARNOUT TARGETS"). To the extent that any Earnout Target (other than the Earnout Target for the December 31, 1999 End Date) is not met, the corresponding Possible Earnout Payment shall be reduced on a pro rata basis as described in greater detail in Exhibit 2.5(c), PROVIDED that if the actual performance does not exceed 50% of such Earnout Target, then such corresponding Possible Earnout Payment shall be forfeited in its entirety. If the Earnout Target for the December 31, 1999 End Date is missed to any extent, then the corresponding Possible Earnout Payment shall be forfeited in its entirety. No Possible Earnout Payment is subject to increase to make up for any reduction or forfeiture of any other Possible Earnout Payment. It is understood, as set forth in Exhibit 2.5(c), that to the extent that the Possible Earnout Payment for the end of the calendar year 1999 actually is earned, the maximum Possible Earnout Payments with respect to "Qualifying Contracts" at the end of the first and second calendar quarters of calendar year 2000 each shall be reduced by an amount equal to 50% of such earned calendar year 1999 Possible Earnout Payment.

            (d) One Earnout Target is set forth in Exhibit 2.5(c) for the end of the calendar year 1999, and two Earnout Targets are set forth in Exhibit 2.5(c) for the end of each of the first, second, third and fourth calendar quarters of the calendar year 2000. Purchaser shall (i) work with one or more of the Key Employees/Stockholders to determine, and shall determine, the amount (if any) of the applicable Possible Earnout Payment, and (ii) Purchaser shall give written notice to the Company setting forth the amount of the applicable Possible Earnout Payment (if any) and a reasonable description of the elements used in calculation of such Possible Earnout Payment, in each case as soon as practicable, and in any event within 30 days, following the last day of the applicable calendar quarter. Any disagreement between the Company and Purchaser as to the proper computation of any applicable Possible Earnout Payment, including, without limitation, calculation of Qualifying Revenues or the application of the Qualifying Products/Services and Qualifying Contract definitions set forth on Exhibit 2.5(c) (an "Earnout Payment Dispute"), shall be settled in accordance with the provisions of Section 2.5(k) hereof. When the precise amount (if any) of any particular Possible Earnout Payment that has been earned pursuant to Exhibit 2.5(c) and Section 2.5(c) has been determined, such Possible Earnout Payment shall be paid by the Specified Designee to the Company, by delivery by the Specified Designee of StarMedia Common Stock and StarMedia Junior Non-Voting Convertible Preferred Stock as set forth in Section 2.5(a) (valued as set forth below in this Section 2.5), not less than three, nor more than five, business days following the date of such determination. Regardless of when the actual date of determination occurs, subject to Section 2.5(e), a share of StarMedia Common Stock with respect to any particular Possible Earnout Payment shall be valued at an amount equal to the average Closing Market Price on the twenty Trading Days immediately prior to the "End Date" set forth in

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Exhibit 2.5(c) for  determination of such Possible Earnout Payment (such average closing price, the "EARNOUT SHARE PRICE").

            (e) Anything in Section 2.5(d) to the contrary notwithstanding, (i) if any particular Earnout Share Price is greater than 140%, but equal to or less than 180%, of the Closing Share Price, then StarMedia Common Stock with respect to the relevant Possible Earnout Payment or Payments, as the case may be, shall be valued at an amount equal to 140% of the Closing Share Price, (ii) if any particular Earnout Share Price exceeds 180% of the Closing Share Price (such excess, the "UPPER LIMIT EXCESS"), then StarMedia Common Stock with respect to the relevant Possible Earnout Payment or Payments, as the case may be, shall be valued at an amount equal to the sum of (x) an amount equal to 140% of the Closing Share Price plus (y) such Upper Limit Excess, (iii) if any particular Earnout Share Price is less than 80%, but equal to or greater than 50%, of the Closing Share Price, then StarMedia Common Stock with respect to the relevant Possible Earnout Payment or Payments, as the case may be, shall be valued at an amount equal to 80% of the Closing Share Price, and (iv) if any particular Earnout Share Price is less than 50% of the Closing Share Price (such shortfall, the "LOWER LIMIT SHORTFALL"), then StarMedia Common Stock with respect to the relevant Possible Earnout Payment or Payments, as the case may be, shall be valued at an amount equal to the excess of (x) an amount equal to 80% of the Closing Share Price over (y) the Lower Limit Shortfall.

            (f) No fractional share of StarMedia Common Stock shall be issued in connection with the transactions contemplated herein. The Company shall be entitled to receive in lieu of any fractional share of StarMedia Common Stock to which the Company otherwise would have been entitled pursuant to this Section
2.5 a cash payment in an amount equal to the product of (i) the fractional interest of a share of StarMedia Capital Stock to which the Company otherwise would have been entitled and (ii) the amount per share at which StarMedia Common Stock was valued pursuant to this Section 2.5 in relation to the particular Purchase Price payment in question. Purchaser may, but need not, deliver (or cause to be delivered) fractional shares of StarMedia Junior Non-Voting Convertible Preferred Stock. If Purchaser elects not to deliver (or cause to be delivered) any particular fractional share of StarMedia Junior Non-Voting Convertible Preferred Stock, then the Company shall be entitled to receive in lieu thereof a cash payment in an amount equal to the product of (x) the fractional interest of a share of StarMedia Junior Non-Voting Convertible Preferred Stock to which the Company otherwise would have been entitled, (y) the number of shares of StarMedia Common Stock that a single share of StarMedia Junior Non-Voting Convertible Preferred Stock would then be convertible into (if such Preferred Stock was then convertible into StarMedia Common Stock) and (z) the amount described in clause (ii) of the preceding sentence.

            (g) If the StarMedia Common Stock or StarMedia Junior Non-Voting Convertible Preferred Stock are converted into any securities or other property (other than Conversion Stock), or any securities or other property (in each case, other than cash or additional shares of StarMedia Capital Stock) are distributed, issued or exchanged with respect to any shares of StarMedia Capital Stock upon any recapitalization, reclassification, merger, consolidation, stock split, stock dividend or the like (Purchaser being permitted to do all of the foregoing), the parties hereto shall negotiate in good faith, and execute and deliver, such modifications to this Section 2.5, and Sections 11.17 and 11.18, hereof as are appropriate to account for such transactions, in accordance with

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the principles  underlying the provisions concerning such transactions set forth
in  the  certificate  of  designation  for  the  StarMedia   Junior   Non-Voting
Convertible Preferred Stock. This Section 2.5(g) shall apply, MUTATIS MUTANDIS, to successive transactions of the nature described in this Section 2.5(g).

            (h) Purchaser shall take any and all actions necessary to cause the Specified Designee to satisfy its obligation under this Section 2.5 to deliver StarMedia Capital Stock to the Company. Purchaser shall at all times after the Closing reserve for issuance hereunder a number of authorized shares of StarMedia Common Stock sufficient to satisfy such obligation, PROVIDED that Purchaser may assume for such purposes that all StarMedia Common Stock deliverable after the Closing pursuant to this Section 2.5 shall be valued at not less than 100% of the Closing Share Price. All shares of StarMedia Capital Stock issued pursuant to this Section 2.5 shall, upon such issuance, be fully paid and non-assessable.

            (i) Notwithstanding anything in this Agreement to the contrary, 100% of the number of shares of StarMedia Common Stock and StarMedia Junior Non-Voting Convertible Preferred Stock (and cash in lieu of fractional shares) otherwise to be delivered to the Company pursuant to this Section 2.5 (including upon the Closing Date) shall instead be delivered to, and registered in the name of, the Escrow Agent under the Escrow Agreement, as escrow agent thereunder, to be held, released or disposed of in accordance with the terms of the Escrow Agreement.

            (j) In the event that any withholding Taxes are due with respect to any delivery of StarMedia Capital Stock to the Escrow Agent as a Possible Earnout Payment that is properly characterized as "interest" under applicable Tax law, the Company shall pay to the Specified Designee upon such delivery an amount required to satisfy such withholding tax liability and if it fails to do so, the Specified Designee may withhold an appropriate amount of StarMedia Capital Stock based upon the valuation method used to determine the taxable "interest."

            (k) Each of Purchaser and the Company agrees that any Earnout Payment Dispute shall be solely and finally settled by arbitration, which shall be conducted in New York City or at such other locations as the parties may agree in writing. The arbitrator shall conduct there the proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented by the American Arbitrators Association's Supplementary Procedures for large, complex disputes (the "RULES"). The arbitration proceeding shall be arbitrated in accordance with the Rules, and shall be conducted before three arbitrators, chosen in accordance with the Rules. The parties agree to arbitrate the arbitration by (i) making available to one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control determined by the arbitrator(s) to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules, or by the arbitrator, for submission of evidence or briefs. Each of Purchaser and the Company agree that any arbitrator award shall be final, binding and subject to no judicial review, and if necessary, any such award may be entered in any court having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have the discretionary authority to award that all, or a part, of the reasonable attorney's fees of one party in connection with the arbitration shall be reimbursed by another party.

            Section 2.6 CERTAIN  COVENANTS  IN RELATION TO THE EARNOUT  Payment.
(a) Anything in the Specified Key Employees/Stockholders Employment Agreements to the contrary notwithstanding, if Purchaser shall terminate the "Employment Period" under the Specified Key Employees/Stockholders Employment Agreement of either of the Specified Key Employees/Stockholders "Without Cause" (as defined in the Specified Key Employees/Stockholders Employment Agreements) and the effective date of such termination is prior to January 1, 2001, then the Earnout Targets for each "End Date" set forth in Exhibit 2.5(c) occurring after such termination effective date will be deemed to have been met on such End Date and the corresponding Possible Earnout Payments shall be paid in accordance with Sections 2.5 and 2.6.

            (b) During  the period  commencing  on the  Closing  Date and ending
December 31, 2001, the Specified Key Employees/Stockholders, pursuant to their positions under their respective Key Employees/Stockholders Employment Agreements (and subject to Purchaser's right to appoint another individual to replace any Specified Key Employee/Stockholder who dies or that is terminated for "Cause" or "Disability" (as defined in the Specified Key Employees/Stockholders Employment Agreements)) collectively shall retain day to day operational control of StarMedia Mobile, subject only to (i) the terms of their respective Specified Key Employees/Stockholders Employment Agreements, which also shall be complied with by Purchaser, and (ii) the directions which may be given them in good faith from time to time by the board of directors or senior management of Purchaser. The foregoing notwithstanding, (1) the Specified Key Employees/Stockholders shall not be permitted, without prior approval of the board of directors or senior management of Purchaser, to cause the Specified Designee (i) to deviate from the Business Plan, (ii) to deviate from the Budget or (iii) to cause StarMedia Mobile to take (x) any extraordinary action or any other action of a nature that customarily would require the approval of the board of directors of a comparably situated corporation (including without limitation any incurrence of indebtedness for borrowed money (or other comparable Liability), the entering into by StarMedia Mobile of any IP License in favor of a third party other than on terms and conditions satisfying the conditions for constituting a "Qualifying Contract" set forth in Exhibit 2.5(c) hereto or any other sale, license or other disposition of any significant Assets of StarMedia Mobile) or (y) without limitation of sub-clause (x), any action listed or described in Exhibit 2.6(b)-1 hereto, and (2) legal, finance, accounting and human resource functions shall not be administered by the Specified Key Employees/Stockholders. If the net operating loss of StarMedia Mobile on a consolidated/combined basis (determined on an accrual basis in accordance with GAAP, but excluding any revenues attributable to extraordinary transactions or charges attributable to extraordinary transactions (each determined with reference to the definition of "extraordinary items" in
Accounting Principles Bulletin 30) and including a reasonable allocation by Purchaser to StarMedia Mobile of all expenses incurred by Purchaser and its Subsidiaries directly in connection with StarMedia Mobile and (without duplication) of the expenses of Purchaser and its Subsidiaries in providing administrative, accounting, book and recordkeeping, tax, legal, financial and other like services) for the period from the Closing Date through the end of calendar year 1999, or for any of the first three calendar quarters of the calendar year 2000, exceeds $800,000, $500,000, $950,000 and $950,000, respectively, then Purchaser may at any time thereafter terminate the Specified Key Employees/Stockholders' operational control of StarMedia Mobile. For purposes of this Section 2.6, charges attributable to "extraordinary transactions" shall include, without limitation, any costs or charges directly related to (i) the purchase of the Acquired Assets pursuant to this Agreement (including, without limitation, the payment of the Purchase Price, payment of any Possible Earnout Payments, transaction expenses and any payments pursuant to
Section 6.3 hereof), (ii) the granting of Purchaser stock options in connection with the hiring of any former officers, directors or employees of the Company or its Subsidiaries, or (iii) the acquisition of the assets or stock of other businesses, unless (as to item (iii) only) otherwise agreed by both Purchaser and the Company in advance of the closing of such acquisition. From and after relieving the Specified Key Employees/Stockholders of operational control of StarMedia Mobile pursuant to the third sentence of this Section 2.6 and through December 31, 2000, Purchaser shall act in good faith with respect to StarMedia Mobile in relation to the Possible Earnout Payments.

            (c) If the Closing occurs, then thereafter, in accordance with the Business Plan and the Budget (but in any event only to the extent such funds actually are needed), Purchaser shall contribute or lend (or cause to be contributed or loaned) to StarMedia Mobile from time to time up to an aggregate amount of $5,000,000 to fund the cash needs of StarMedia Mobile through December 31, 2000. No such loan to StarMedia Mobile shall be required to be repaid prior to January 1, 2001.

            (d) This Section 2.6 shall cease to apply from and after either Specified Key Employee/Stockholder failing in any material respect at any time to carry out, perform, comply with, satisfy or discharge any of their respective covenants, agreements, undertakings, liabilities or obligations set forth in their Inducement Agreements or Specified Key Employees/Stockholders Employment Agreements, if such failure either shall not be capable of being fully cured or is in fact not fully cured within 10 days of notice thereof to the relevant Specified Key Employee/Stockholder and to the Company.

            (e) Except only as set forth in Section 2.6(a), the sole liability of Purchaser for any breach by it of this Section 2.6 shall be for the Specified Designee to pay to the Company (by delivery of StarMedia Capital Stock as set forth above) any portion of the Possible Earnout Payments that could reasonably be expected to have been earned but for such breach (but that were in fact not earned as a result of such breach).

            Section 2.7  THIRD PARTY CONSENTS.

            (a) NONASSIGNABLE RIGHTS. Notwithstanding anything to the contrary contained herein, neither this Agreement nor any Transaction Document shall operate to transfer any Contract or Company Approval, or any claim, right or benefit arising thereunder or resulting therefrom, as contemplated hereby if such an attempted transfer thereof, without the consent of the other party thereto (in the case of a Contract) or the relevant Governmental Entity (in the case of a Company Approval) (the "OTHER PARTY"), would constitute, result in or give rise to a "Default/Modification Right". (Any Asset that, but for this

Section 2.7(a), would be sold and assigned at the Closing shall otherwise remain an "Acquired Asset" for purposes of this Agreement; any such Asset may be referred to herein as a "Restricted Asset".)

            (b) The Company will (and will cause SWV to) use its best efforts to obtain as promptly as practicable all Consents and Approvals of Other Parties required to transfer the Restricted Assets to the Specified Designee or the SWV Specified Transferee, as appropriate, at the Closing as contemplated hereby and in a manner that will avoid any Default/Modification Right. To the extent that such Consents and Approvals required to transfer any particular Restricted Asset to the Specified Designee or the SWV Specified Transferee, as appropriate, are not obtained prior to the Closing, the Company will (and will cause SWV to) continue its best efforts as described in the preceding sentence after the Closing, and if and when all requisite Consents and Approvals of Other Parties are obtained in respect of such Restricted Asset, all right, title and interest of the Company and/or SWV, as appropriate, in, to and under such Restricted Asset automatically shall be deemed to have been assigned to the Specified Designee or the SWV Specified Transferee, as appropriate. In no event shall the Company enter into, or permit any of its Subsidiaries to enter into, any adverse amendment of any Restricted Asset in order to obtain any Consents and Approvals described in this Section 2.7(b) without Purchaser's consent.

            (c) Except as provided by Section 2.7(e), in the event that any and all Consents and Approvals of Other Parties necessary for the transfer of any Restricted Asset as contemplated hereby shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by the Company and/or SWV, as appropriate, to the Specified Designee or the SWV Specified
Transferee, as appropriate, of all right, title and interest of the Company and/or SWV, as appropriate, in and to, and all of the obligations (constituting Assumed Obligations) of the Company and/or SWV, as appropriate under, such Restricted Asset, and, in the case of Contracts, the Specified Designee and/or the Specified SWV Transferee, as appropriate shall be deemed the agent of the Company and/or SWV, as appropriate, for purpose of completing, fulfilling and discharging all of obligations (constituting Assumed Obligations) of the Company and/or SWV, as appropriate, under any such Contract. The parties shall take all necessary steps and actions to provide the Specified Designee or the SWV
Specified Transferee, as appropriate, with the benefits of such Restricted Asset, and, in the case of Contracts and subject to Section 2.7(e), to have the Specified Designee or the Specified SWV Transferee, as appropriate, relieve the Company and/or SWV, as appropriate, of obligations thereunder (constituting Assumed Obligations), including entry into subcontracts for the performance thereof.

            (d) Except as provided by Section 6.2(a)(iv), in the event the Company and/or SWV shall be unable to make the equitable assignment described in
Section 2.7(c), or if such attempted assignment would give rise to any Default/Modification Right, or would otherwise adversely affect the rights of the Company, SWV, the Specified Designee or the SWV Specified Transferee under such Restricted Asset or would not assign all the Company's and/or SWV's rights, as appropriate, thereunder at the Closing (and in any event to the extent requested by Purchaser from time to time with respect to any Restricted Asset title to which has not been assigned to the Specified Designee or the SWV Specified Transferee, as appropriate), the Company shall continue (and shall cause SWV to continue) to cooperate and use its best efforts to provide the Specified Designee or the SWV Specific Designee, as appropriate with all such rights. To the extent that any such Consents and Approvals are not obtained, or until the impediments to such assignment are resolved (and in any event to the extent requested by Purchaser from time to time with respect to any Restricted Asset title to which has not been assigned to the Specified Designee or the SWV Specified Transferee, as appropriate), the Company shall and shall cause SWV to use its best efforts to (i) provide to the Specified Designee or the SWV Specified Transferee, as appropriate, at the request of Purchaser, the benefits of any such Restricted Asset, (ii) cooperate in any lawful arrangement designed to provide such benefits to the Specified Designee or the SWV Specified Transferee, as appropriate, and (iii) enforce, at the request of and for the account of the Specified Designee or the Specified SWV Transferee, as appropriate, any rights of the Company and/or SWV arising from any such Restricted Asset against any third Person including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser.

            (e) Subject to Section 6.2(a)(iv), any term of this Agreement or any other Transaction Document now or hereafter delivered (other than Section 6.2(a)(iv)) to the contrary notwithstanding, to the extent, but only to the extent, that after the Closing the Specified Designee or the SWV Specified Transferee, as appropriate is provided the benefits of any Restricted Asset (whether from the Company, SWV, or otherwise), the Specified Designee or SWV Specified Transferee, as appropriate shall perform, when due, the obligations of the Company and/or SWV thereunder constituting Assumed Obligations.

            (f) Nothing in this Section 2.7 limits Section 6.2(a) or 8.3, or the last sentence of Section 2.3, hereof.

            (g) The parties agree that any Contract resulting from acceptance after the Closing of any of the "Proposals" referenced in paragraph 1 of Exhibit
2.3 hereto shall be deemed to be a "Contract" and (if applicable) a "Restricted Asset" solely for purposes of this Section 2.7 and Section 6.2(a)(iii).


                                   ARTICLE III

                                     CLOSING

            Section 3.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by Sections 2.1, 2.3 and 2.5(b) hereof (the "Closing") shall take place on (i) September 30, 1999, (ii) such earlier date as the parties may agree or (iii) such later date no later than the fifth business day after satisfaction (or waiver) of the conditions to Closing set forth in Articles VIII and IX hereof (other than those conditions which require the delivery of any documents or the taking of other action at the Closing) (the "CLOSING DATE") at 10:00 a.m., New York time at the offices of Hughes Hubbard & Reed, LLP, 201 South Biscayne Blvd., Suite 2500, Miami, Florida 33131; PROVIDED, HOWEVER, that the execution, delivery and acceptance of the instruments of transfer described in Section 3.2(a) hereof with respect to the Acquired Assets (except with respect to the Acquired Assets of SWV) and (except as the parties otherwise may agree) the transfer and receipt of possession of the Acquired

Assets (except the Acquired Assets of SWV) shall take place at the offices of O'Neal Webster O'Neal Fletcher & Gordon, Simmonds Building, 30 DeCastro Street, Road Town, Tortola, BVI. In the event that at the Closing no party exercises any right it may have to terminate this Agreement and no condition to the obligations of the parties exists that has not been satisfied or waived, the parties shall deliver to each other at the Closing the certificates and other documents required to be delivered under this Article III.

            Section 3.2 THE COMPANY CLOSING DELIVERIES. At the Closing, the Company shall deliver to Purchaser the following:

                  (a)  such   appropriately   executed  deeds,  bills  of  sale,
      assignments  and other  instruments  of transfer  providing  for the sale, assignment, transfer, conveyance and delivery (including, to the extent applicable, of record) of (i) the Acquired Assets (other than the Acquired Assets owned by the Specified Subsidiaries or SWV) to the Specified Designee, and (ii) the Acquired Assets owned by SWV (if any) to the Specified SWV Transferee, in each case free and clear of all Liens other than the Permitted Encumbrances, in form and substance reasonably satisfactory to Purchaser and its counsel together with (x) resignations as director of each director of each Specified Subsidiary if requested by Purchaser, and (in any event) an irrevocable, general release from each director or officer of a Specified Subsidiary in favor of the Specified Subsidiary for which such person serves as a director or officer, duly executed by each such person, and (y) an irrevocable, general release by each of the Company and SWV, in favor of each of the Specified
      Subsidiaries, duly executed by the Company, all in form and substance satisfactory to Purchaser and its counsel;

                  (b) all Consents or Approvals to or in connection with the assignment, transfer, conveyance or reissuance of Acquired Assets, including but not limited to the Specified Contracts, to the Specified Designee or the Specified SWV Transferee obtained or received at or prior to the Closing;

                  (c) copies of resolutions adopted by each of the board of directors (or comparable governing body) and the shareholders of each of the Company and SWV, approving the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the performance by the Company of its obligations hereunder and thereunder, all of the foregoing certified as of the Closing Date by the Company's Secretary or Assistant Secretary;

                  (d) without limitation of Section 3.5, possession of the Acquired Assets, in such manner as may reasonably be specified by Purchaser, and, without limitation of the foregoing, all documents and instruments evidencing the release of any Liens with respect to the Acquired Assets;

                  (e) good standing (or comparable) certificates as of a recent date, with respect to the Company, SWV and each of the Specified Subsidiaries;

                  (f) two duly executed Internal Revenue Service Forms W-8 BEN; and

                  (g) such other documents as Purchaser may reasonably request in order to effectuate the transactions contemplated by this Agreement to be consummated at the Closing.

            Section 3.3 PURCHASER CLOSING DELIVERIES. At the Closing, Purchaser shall cause the Specified Designee to deliver to the Company:

                  (a) subject to Section 2.5(i) hereof, stock certificates for the StarMedia Capital Stock deliverable at the Closing pursuant to Section 2.5(b) hereof;

                  (b) such appropriately executed assumption agreements and other instruments of assumption providing for (i) subject to Sections 2.7, the assumption of the Assumed Obligations, and (ii) the agreement of the Specified Designee and the SWV Specified Transferee to be bound by the provisions of Section 2.7 hereof applicable to it, such agreements to be in form and substance reasonably satisfactory to the Company and its counsel; and

                  (c) such other documents as the Company may reasonably request in order to effectuate the transactions contemplated by this Agreement to be consummated at the Closing.

            Section 3.4 MUTUAL CLOSING DELIVERIES. At the Closing, Purchaser and the Company shall enter into an Escrow Agreement dated the Closing Date, substantially in the form of Exhibit 3.4 hereto (with such changes therein as the Escrow Agent may request and are agreed to by Purchaser and the Company, such consent not to be unreasonably withheld or delayed) (the "ESCROW AGREEMENT").

            Section 3.5 FURTHER ASSURANCES. (a) From time to time prior to, at and after the Closing, Purchaser and the Company shall execute and deliver or cause to be executed and delivered (and the Company shall cause SWV to execute and deliver) such further documents, certificates, instruments of conveyance, assignment and transfer, and take such further action, as Purchaser or the Company may reasonably request in order more effectively (i) to sell, assign, convey, transfer, reduce to possession and record title to any of the Acquired Assets (other than the Specified Subsidiary Acquired Assets) to the Specified Designee or the Specified SWV Transferee (as requested by Purchaser), and (ii) to transfer possession of the Specified Subsidiary Acquired Assets to the Specified Subsidiaries. The Company agrees to cooperate with Purchaser and the Specified Designee or the Specified SWV Transferee (as requested by Purchaser) in all reasonable respects to assure to the Specified Designee or the Specified SWV Transferee (as requested by Purchaser) the continued title to and in the Acquired Assets (other than the Specified Subsidiary Acquired Assets) in the condition and manner contemplated by this Agreement and otherwise to permit the Specified Designee or the Specified SWV Transferee as appropriate, to realize such title benefits. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by any other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Purchaser and the Company shall, and shall cause their respective Affiliates, officers, employees, agents and representatives to, for a period of three years after the Closing Date, cooperate and take all reasonable actions requested by Purchaser reasonably intended to ensure the complete and orderly transition of the business activities of the Company and SWV, respectively, as previously conducted by the Company and SWV, respectively, from the Company to the Specified Designee or the Specified SWV Transferee as appropriate, and to minimize the disruption to such business activities of the Company and SWV, respectively resulting from the transactions contemplated hereby; PROVIDED, HOWEVER that Purchaser shall reimburse the Company all reasonable out of pocket expenses incurred by the Company in taking actions requested by Purchaser pursuant to this sentence.

            (b) Without limitation of the generality of Section 3.5(a), the Company shall (and shall cause SWV to), for a period of three years following the Closing, render, and use reasonable efforts to cause its personnel to render, all reasonable lawful assistance, execute and deliver any and all assignments and other reasonably requested documents and instruments and give written or oral in-person testimony as Purchaser may reasonably request from time to time from and after the Closing, for the purpose of registering any Acquired Intellectual Property, perfecting, continuing or renewing any such right, recording any transfer of rights therein to the Specified Designee, prosecuting or taking an assignment of any patent or patent application with respect thereto (it being understood that neither the Company nor SWV nor any of their respective personnel or Affiliates shall have the right to apply for any such patents or prosecute any such applications except as requested by Purchaser), or taking legal action against infringers; PROVIDED, HOWEVER that Purchaser shall reimburse the Company all reasonable out of pocket expenses incurred by the Company in taking actions requested by Purchaser pursuant to this sentence.

            (c) The Company will promptly refer and deliver (and cause SWV to refer and deliver) to Purchaser all communications regarding the Acquired Assets or the Specified Subsidiaries, including requests for information and orders, received by the Company or SWV at any time within two years after the Closing Date.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to and for the benefit of each of Purchaser, the Specified Designee and the Specified SWV Transferee as follows:

            Section 4.1. INCORPORATION; AUTHORIZATION; CAPITALIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Territory of the British Virgin Islands. The Company (i) has all requisite corporate power and authority to own the Acquired Assets owned by it and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business, and is in good standing (to the extent such concept exists), in each jurisdiction in which the nature of the Assets owned or leased by it or the conduct of its business requires it to be so qualified. SWV is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. SWV (i) has all requisite corporate power and authority to own the Acquired Assets owned by it and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business, and is in good standing (to the extent such concept exists), in each jurisdiction in which the nature of the Assets owned or leased by it or the conduct of its business requires it to be so qualified. The Company has delivered to Purchaser prior to the date hereof true and correct copies of its Memorandum of Association and Articles of Association (or similar organizational documents) (collectively, the "COMPANY ORGANIZATIONAL DOCUMENTS") and of the certificate of incorporation and by-laws of SWV (the "SWV ORGANIZATIONAL DOCUMENTS"). The Company has no Subsidiary other than the Specified Subsidiaries and SWV. Except as set forth on
Section 4.1(a) of the Disclosure Letter, the Company has no investments in, or joint venture arrangements with, any other Person (other than the Specified Subsidiaries and SWV). SWV is a wholly-owned subsidiary of the Company.

            (b) Each  Specified  Subsidiary  is a  corporation  duly  organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and to carry on its business as now being conducted. Each Specified Subsidiary is duly qualified to transact business, and is in good standing (to the extent such concept exists), in each jurisdiction in which the nature of the Assets owned or leased by it or the conduct of its requires it to be so qualified. The Company has delivered to Purchaser prior to the date hereof true and correct copies of the governing instruments of each Specified Subsidiary. Each Specified Subsidiary is a wholly-owned Subsidiary of the Company (and EnTuMovil de Venezuela C.A. is a wholly-owned Subsidiary of In2Movil International Corp.), except that CycleLogic Do Brasil, Ltda. is owned partially by the Company's Brazilian legal counsel, as identified in Section 4.1(b) of the Disclosure Letter. The authorized and issued capital stock of each Specified Subsidiary is set forth in Section 4.1(b) of the Disclosure Letter. All of the issued and outstanding capital stock of each Specified Subsidiary has been validly authorized and issued, is fully paid and nonassessable and has not been issued in violation of any preemptive rights or of any Law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of any Specified Subsidiary or any securities convertible into, or other rights to acquire, any shares of capital stock of any Specified Subsidiary, (ii) obligates the Company or any Specified Subsidiary to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.

            (c) Section 4.1(c) of the Disclosure Letter describes, separately with respect to the Company, SWV and each of the Specified Subsidiaries, the countries in which each such Person owns any Assets or otherwise conducts any business, and a summary of the nature and location of the Assets that it owns, and of the business that it conducts, in each such country. Except as described in Section 4.1(c) of the Disclosure Letter, neither SWV nor any of the Specified Subsidiaries owns any Assets.

            (d) Each of the Company and SWV has full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement, the

Escrow Agreement and all other agreements and instruments being executed, or contemplated to be executed, by it pursuant hereto or in connection herewith (collectively, together with this Agreement and the Escrow Agreement, the "COMPANY TRANSACTION DOCUMENTS"). The execution, delivery and performance by the Company or SWV, as applicable of this Agreement and the other Company Transaction Documents have been duly authorized by all necessary action (corporate or otherwise) on the part of the Company, SWV and their respective shareholders. This Agreement has been duly executed and delivered by the Company and the other Company Transaction Documents contemplated hereby to be executed and delivered by the Company or SWV at the Closing will, as of the Closing Date, been duly executed and delivered by the Company or SWV, as applicable. This
Agreement constitutes, and each other Company Transaction Document, when executed and delivered by the Company or SWV, as applicable, will constitute, the legal, valid and binding obligation of the Company or SWV, as applicable, enforceable against the Company or SWV, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

            (e) The execution, delivery, and performance by the Company or SWV, as applicable, of this Agreement and the other Company Transaction Documents, the consummation by the Company or SWV, as applicable, of the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Key Employees/Stockholders of the Inducement Agreements and the Key Employees/Stockholders Employment Agreements, do not and will not (i) violate, conflict with or result in the breach of any provision of the Company
Organizational Documents or the SWV Organizational Documents or (ii) except as described in Section 4.1(e) of the Disclosure Letter, violate, conflict with, result in a breach of, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon, any of the Acquired Assets or give to others any interests or rights therein under, (x) any Specified Contract, any other Contract or any Company Approval, or (y) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Governmental Entity or any applicable constitution, or Law, to which the Company, SWV or any of the Specified Subsidiaries is subject or which is applicable to any of the Acquired Assets (any of the foregoing, a "DEFAULT/MODIFICATION RIGHT").

            (f) Section 4.1(f) of the Disclosure Letter contains a complete and correct list of the record and beneficial ownership of all outstanding capital stock of the Company. The Person within which the Company is included within meaning of section 801.1 of the HSR Act rules does not have, and as of the Closing Date will not have, "total assets" (within the meaning of, and as measured under, the HSR Act) of $10,000,000 or more or annual net sales (within the meaning of, and as measured under, the HSR Act) for its last fiscal year of $10,000,000 or more.

            Section 4.2. FINANCIAL STATEMENTS. (a) Attached as Section 4.2(a) of the Disclosure Letter are true, correct and complete copies of the (i) unaudited consolidated balance sheet of the Company as of December 31, 1998 and July 31, 1999 (such July 31, 1999 balance sheet being referred to herein as the "BALANCE SHEET") and the related unaudited consolidated income and cash flow statements for the Company for the twelve-month period ended December 31, 1998, for the seven-month period ended July 31, 1999 and for the entire period of existence of the Company. The foregoing financial statements are collectively referred to as the "FINANCIAL STATEMENTS."

            (b) The Financial Statements were prepared in accordance with the books and records of the Company and in accordance with GAAP (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows of the Company for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments (which in the aggregate would not be material).

            Section  4.3.  UNDISCLOSED   LIABILITIES.   None  of  the  Specified
Subsidiaries has any Liabilities, except as set forth in Section 4.3 of the Disclosure Letter.

            Section 4.4 ACQUIRED  ASSETS.  (a) Except as otherwise  set forth in
Section 4.4(a) of the Disclosure Letter, the Acquired Assets include all Assets (other than the Excluded Assets) which are necessary or required to conduct the business of the Company, SWV and the Specified Subsidiaries (including the Specified Business), as presently conducted, and in any event include substantially all of the Assets formerly owned by CycleLogic Corporation. No Software not included in the Acquired Assets is necessary for the use, modification or maintenance of the Acquired Software, other than Shrink-Wrap Software. The Company has good and valid title to all of the Acquired Intellectual Property and all of the Acquired Software, and the Company or SWV has good and valid title to all of the other Acquired Assets other than the Specified Subsidiary Acquired Assets, in each case free and clear of any Lien except for the Permitted Encumbrances. The Specified Subsidiaries have good and valid title to all of the Specified Subsidiary Acquired Assets, free and clear of any Lien except for the Permitted Encumbrances. At the Closing, the Company will transfer to the Specified Designee at the Closing good and valid title to all of the Acquired Intellectual Property and all of the Acquired Software, and the Company or SWV will transfer to the Specified Designee or the SWV Specified Transferee, respectively, good and valid title to all of the other Acquired Assets other than the Specified Subsidiary Acquired Assets, in each case free and clear of all Liens except for the Permitted Encumbrances.

            (b) The Acquired Assets do not include, and neither the Company nor SWV nor any of the Specified Subsidiaries owns or has ever owned, any interest in real property other than as described in Section 4.4(b) of the Disclosure Letter.

            (c) Section 4.4(c) of the Disclosure Letter contains descriptions of all items of tangible personal property of every kind or description included in the Acquired Assets having a current net book value in excess of $1,000.

            (d) All tangible assets of every kind or description owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted.

            Section  4.5.  ABSENCE OF CERTAIN  CHANGES.  Except as  disclosed in
Section 4.5 of the Disclosure Letter, since July 15, 1999 and since the date hereof, the business of the Company and its Subsidiaries (including the Specified Business) has been conducted in the Ordinary Course of Business, and there has been no:

                  (a) Material Adverse Effect;

                  (b) increase in compensation payable or to become payable to any employee, independent contractor, consultant or director of the Company, SWV or any of the Specified Subsidiaries, or any bonus payment made or promised to any employee, independent contractor, consultant or director of the Company, SWV or any of the Specified Subsidiaries, or any material change in personnel policies, insurance benefits, Benefit Plans or other compensation arrangements affecting the employees, independent contractors, consultants or directors of the Company, SWV or any of the Specified Subsidiaries (other than increases in wages and salaries or bonus payments made in the ordinary course of business and consistent with past practice, but in no event increases greater than 3% per annum);

                  (c) waiver of any rights by the Company, SWV or any Specified Subsidiary under any Contract which waivers, individually or in the aggregate, could have a Material Adverse Effect;

                  (d) sale or transfer of (i) any material Assets of the Company, SWV or any of the Specified Subsidiaries or (ii) any Assets that otherwise would constitute Acquired Intellectual Property or Acquired Software; or

                  (e) material tax election or change in tax accounting by the Company, SWV or any of the Specified Subsidiaries.

Since July 15, 1999, the cash and cash equivalents of the Company and its Subsidiaries have been expended only in the Ordinary Course of Business and, without limitation of the foregoing, (i) no cash or cash equivalents of the Company or any of its Subsidiaries has been paid to any Insider (other than to any Company Employee, as such) for any reason (including repayment of advances),
(ii) the Company has not declared or made any dividend or distribution on, or repurchased or redeemed, any of its capital stock and (iii) no cash or cash equivalents of the Company or any of its Subsidiaries has been expended to pay any Transfer Taxes or Transaction Expenses.

            Section 4.6. TAXES. (a) The Company and each Specified Subsidiary (which, for purposes of this Section 4.6, shall include any predecessor to the Company or any Specified Subsidiary, as the case may be) have timely filed (taking into account timely filed extensions) all Returns which are required to be filed, and all Taxes shown to be due on such Returns have been timely paid. All such Returns are true, accurate and complete in all material respects. The Company has provided Purchaser with complete and accurate copies of all Returns filed by the Company and each Specified Subsidiary for periods for which the statute of limitations is still open. The Company and each Specified Subsidiary have paid all Taxes required to be paid by them, except where the failure to pay would not have a Material Adverse Effect. Neither the Company nor any Specified Subsidiary has been included in any consolidated, combined or unitary Returns.

            (b) Except as described in Section 4.6(b) of the Disclosure Letter, the Company and each Specified Subsidiary have complied with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and have timely withheld from employee wages and other payments to third parties and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            (c) There are no pending (by written notice to the Company or any Specified Subsidiary) or, to the knowledge of the Company or any Specified Subsidiary, proposed or threatened, audits, Actions, assessments or deficiencies, asserted with respect to Taxes of the Company or any Specified Subsidiary. There is no pending (by written notice to the Company or any Specified Subsidiary) or, to the knowledge of the Company or any Specified
Subsidiary, proposed or threatened, claim by any Taxing Authority in any jurisdiction in which the Company or any Specified Subsidiary does not pay Taxes or file Returns that the Company or any Specified Subsidiary is required to pay Taxes or file Returns in such jurisdiction.

            (d) Neither the Company nor any Specified Subsidiary has any liability under any tax sharing agreement or tax indemnity agreement or is otherwise liable for Taxes of any other Person (except for withholding Taxes where the Company or Specified Subsidiary is the withholding agent).

            (e) All deficiencies asserted or assessments made as a result of any examination of Returns referred to in Section 4.6(c) of the Disclosure Letter have been paid in full.

            (f) Neither the Company  nor any  Specified  Subsidiary  (other than
SWV) is or has been engaged in the conduct of a trade or business in the United States for federal income tax purposes.

            (g) Neither the Company nor any Specified Subsidiary has elected to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

            Section 4.7 LITIGATION; ORDERS. There is no Action pending, or to the knowledge of the Company, threatened, against or affecting the Company or SWV, any of its Subsidiaries or any of the Acquired Assets. To the Company's knowledge, there is no Action pending or threatened against any of the Key Employees/Stockholders which relates to or arises out of his employment by the Company or any of its Subsidiaries or which relates to any of the Acquired Assets. There are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any Government Entity or arbitrator against or relating to the Company or any of its Subsidiaries or any of the Acquired Assets.

            Section 4.8.  INTELLECTUAL  PROPERTY.  (a) Section  4.8(a)(i) of the
Disclosure Letter contains a true, accurate and complete list as of the date hereof of all patents, patent applications, trademark and service marks and corresponding registrations and applications for registration thereof, and copyright registrations and applications for registration of copyrights, worldwide, as are now owned, used or held for use by the Company or any of its Subsidiaries (listed separately for each such Person). Section 4.8(a)(i) of the Disclosure Letter further sets forth a true, accurate and complete list of all Outstanding IP Licenses (other than for Shrink-Wrap Software having a per-user license fee of less than $500), identifying the parties thereto and the subject matter and date thereof, any royalty or other payment obligations, the term thereof, and any exclusivity obligations. Except as set forth in Section
4.8(a)(ii) of the Disclosure Letter, the Company has sole and exclusive beneficial and record ownership and legal title of, and the exclusive right to use, all of the Acquired Intellectual Property and all of the Acquired Software, free and clear of Liens (including any rights or claims of present or former employees, consultants, officers and directors of the Company, any of its Subsidiaries or any other Person) and of any obligations to pay royalties or other remuneration to any Person. Neither the Company nor any of its Subsidiaries is a party to or bound by, and none of the Acquired Intellectual Property or the Acquired Software is subject to, any Non-Competition Covenant, or any other contract, agreement or instrument, that restricts or purports to restrict the use, licensing, marketing, reproduction, sale or distribution of any of the Acquired Intellectual Property or Acquired Software, by the Company, any of its Subsidiaries or any other Person. Except as expressly set forth in
Section 4.8(a)(iii) of the Disclosure Letter, neither the Company, nor any of its Subsidiaries is obligated to provide to any Person any upgrade, enhancement or similar modification to any of the Acquired Software.

            (b) Section 4.8(b)(i) of the Disclosure Letter describes all of the Acquired Software. Except as described in Section 4.8(b)(ii) of the Disclosure Letter, no Source Code for any Program included in the Acquired Software, has ever been deposited in escrow, or otherwise sold, licensed, leased, conveyed, delivered, or disclosed or otherwise made available or known, in whole or in part, to any Person outside of the Company. Section 4.8(b)(iii) of the Disclosure Letter sets forth all of the Authors of the Acquired Software and the entire content of each of the Programs included in the Acquired Software represents the wholly original work product and authorship of such Persons. The Company has obtained from each of the Authors , and the Authors are bound by, the respective Technology Conveyance/Confidentiality Agreements attached as
Section 4.8(b)(iv) of the Disclosure Letter (collectively, the "AUTHOR TECHNOLOGY CONVEYANCE/CONFIDENTIALITY AGREEMENTS").

            (c) The Company and/or its Subsidiaries has good title to and ownership of all Intellectual Property and Software other than Shrink-Wrap Software (whether or not listed in Section 4.8(a)), and of all IP Licenses of Shrink-Wrap Software, necessary for the conduct of the business of the Company and its Subsidiaries (including the Specified Business), as now conducted and as proposed to be conducted under the Business Plan without any conflict with or infringement of the rights of others, and such rights will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (d) Neither the Company (references in this Section 4.8(d) being deemed also to include its predecessor, CycleLogic Corporation) nor any of its Subsidiaries has been or is now interfering with, infringing upon, misappropriating, or otherwise in conflict with or violating any Intellectual Property of other Persons, nor has the Company or any of its Subsidiaries received any communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as presently conducted and as proposed to be conducted under the Business Plan, would violate any of the Intellectual Property of any other Person, nor to the Company's knowledge, is there any basis for the making of any such allegation. The sale, distribution, marketing, reproduction, operating, use or other exploitation, by any Person, of any of the Acquired Assets (or any component thereof) other than Shrink-Wrap Software, after the Closing in accordance with the Business Plan will not (i) interfere with, infringe upon, constitute misappropriation of, or otherwise conflict or violate, any Intellectual Property of any Person (y) require, or give rise to any obligation on the part of, any Purchaser Indemnified Party to make any royalty or other similar payment to any Person. In their operation of the Acquired Software, and the use of information collected in connection therewith, the Company and its Subsidiaries have at all times complied with all legal and contractual obligations under U.S. and other Laws worldwide in which the Acquired Software is used regarding the privacy of end users who have used the Acquired Software or supplied information to the Company or any of its Subsidiaries, and the present use of the Acquired Assets and information collection in connection therewith by the Company and its Subsidiaries and the present conduct of their respective businesses continues to be in such compliance.

            (e) Section 4.8(e) of the Disclosure Letter sets forth a list of all patents relating to any field of business or proposed business of the Company or any of its Subsidiaries as to which the Company has either sought an opinion of counsel or been advised that it should seek an opinion of counsel. The Specified Patent Application has been duly filed with the United States Patent and Trademark Office and has received the filing date of April 13, 1999 (and the applicant with respect thereto is entitled to such filing date). The Specified Patent Application contains enabling and best mode disclosures (as such terms are understood under 35 U.S.C. ss. 112, first paragraph) as of said filing date of the subject matter claimed therein, which subject matter covers a character conversion system for electronic alphanumeric messages. The Company believes said claimed subject matter to be novel and nonobvious over the prior art. The Company expects the Specified Patent Application to issue with such claims substantially intact, and, after reasonable search, knows of no reason why such claims should be finally rejected, and no reason why any such claims when issued in one or more U.S. patents would be invalid or unenforceable.

            (f) There is not pending, nor to the Company's knowledge, has there been threatened, any action or proceeding to contest, oppose, cancel or otherwise challenge the validity, ownership or enforceability of any of the Acquired Intellectual Property or Acquired Software.

            (g) The Company has no knowledge that any Person has infringed, or is infringing, any of the Acquired Intellectual Property.

            (h) Except as set forth in Section 4.8(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Technology Conveyance/Confidentiality Agreement or Non-Competition Agreement (other than any of the foregoing for its benefit). The Company is not aware after due inquiry of the Company Employees that any of the Company Employees are subject to any Technology Conveyance/Confidentiality Agreement or Non-Competition Covenant (other than any of the foregoing for the benefit of the Company) or otherwise are obligated under any contract (including IP Licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of the best efforts of such Company Employee to promote the interests of the Company or that would conflict with the business of the Company and its Subsidiaries as presently conducted or as proposed to be conducted under the Business Plan. The Company does not believe it is or will be necessary to utilize any inventions of any of the Company Employees made prior to their employment by the Company or any of its Subsidiaries.

            (i) Section 4.8(i) of the Disclosure Letter sets forth a complete list of all Internet domain names now used or registered by the Company or any of its Subsidiaries. All such domain names are currently registered and in good standing, and the Company is shown on the records of the registrar thereof as the sole owner thereof. The Company has received no notice or communication stating that any Person is challenging the right of the Company or any of its Subsidiaries to use any such domain name. None of the Excluded Domain Name Registrations are used or held for use in the business of the Company and/or its Subsidiaries (including the Specified Business).

            (j) All Software which has been used and which is now being used by the Company or any of its Subsidiaries has and is being used in all material respects in compliance with all applicable IP License requirements.

            (k) Each of the Programs included in the Acquired Software is free from any significant software defect or programming or documentation error and operates and runs in a reasonable and efficient business manner and the applications with respect to such Programs can be recreated from their associated Source Code. No significant "bugs", and no "viruses" or "time bombs", exist with respect to any of the Programs included in the Acquired Software. The current versions of each of the Programs conforms in all material respects with, and functions and performs in all material respects in accordance with, the specifications, and other descriptions thereof (including of the functionality or performance thereof), set forth in (i) the most recent versions of the Documentation therefor and/or (ii) Section 4.8(k) of the Disclosure Schedule or the documents attached thereto.

            (l) The Company has, and will on the Closing Date deliver to Purchaser or the Specified Designee, possession of at least one copy of the Source Code and the Object Code for each Program included in the Acquired Software.

            (m) Each of the current versions of the Programs included in the Acquired Software, and any other version of such Programs licensed by the Company of its Subsidiaries to any third party is, "Year 2000 Compliant," which term includes the following capabilities: (i) accurately processing date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) functioning accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) responding to two-digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) storing and providing output of date information in ways that are unambiguous as to century.

            Section 4.9. LICENSES,  APPROVALS,  OTHER AUTHORIZATIONS,  CONSENTS,
REPORTS, ETC. (a) Each of the Company and its Subsidiaries has all Approvals necessary to conduct the business of the Company and its Subsidiaries (including the Specified Business) (collectively, the "COMPANY APPROVALS"). All Company Approvals are in full force and effect. No Action is pending or, to the knowledge of the Company, threatened seeking the revocation, modification or limitation of any Company Approval. All of the Company Approvals are listed in
Section 4.9(a) of the Disclosure Letter, are in full force and effect and complete copies thereof have been provided to Purchaser prior to the date hereof.

            (b) Except for any of the following in respect of Transfer Taxes or other Taxes and except as described in Section 4.9(b)(i) of the Disclosure Letter, no Consent or Approval is required to be made or obtained in connection with the execution, delivery and performance by the Company of this Agreement or the other Company Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby (for the avoidance of doubt, disregarding Section 2.7 hereof). Except as set forth in Section 4.9(b)(ii) of the Disclosure Schedule, all of the Consents or Approvals described in Section 4.9(b)(i) of the Disclosure Letter have been obtained and are in full force and effect, and complete and correct copies thereof have been provided to Purchaser prior to the date hereof.

            Section 4.10.  LABOR MATTERS.

            (a) Section 4.10(a) of the Disclosure Letter sets forth separately for each of the Company and SWV a complete and correct list of all directors, officers and employees of each such Person, including for each such individual his or her (i) name; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; and (v) 1998 bonus. Section 4.10(a) of the Disclosure Letter also lists each Company Employee who is not actively at work for any reason other than vacation, and the reason for such absence.

            (b) Section 4.10(b) of the Disclosure Letter sets forth separately for each of the Company and SWV a complete and correct list of all individuals who perform services for each such Person as an independent contractor or a leased employee, the services they perform, and their rate of compensation.

            (c) None of the Specified Subsidiaries employs any employees or independent contractors.

            (d) No Company Employees are covered by a collective bargaining agreement. No Company Employees are, or within the last three years have been, represented by a union or other bargaining agent, and, to the knowledge of the Company, no employee organizing efforts are pending with respect to Company Employees. Within the last three years, there has been no strike, work slowdown or other material labor dispute with respect to Company Employees, nor to the knowledge of the Company, is any strike, work slowdown or other material labor dispute pending. Neither the Company nor any of its Subsidiaries is involved in nor, to the knowledge of the Company, threatened with any arbitration, lawsuit or administrative proceeding relating to labor matters involving the Company Employees (excluding any routine workers' or unemployment compensation claims).

            Section 4.11. COMPLIANCE WITH LAWS. The conduct of the business of the Company and its Subsidiaries (including the Specified Business) has complied with, and the Company, its Subsidiaries and the Acquired Assets are in compliance with, all Laws applicable thereto, with the exception of such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 4.12. INSURANCE. Section 4.12 of the Disclosure Schedule lists all insurance policies owned or held by the Company or any of its Subsidiaries. The Company's insurance policies afford coverage to the Company, its Subsidiaries and the Acquired Assets in amounts and against all risks normally insured against by Persons possessing similar assets or operating similar businesses in similar locations. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy.

            Section 4.13. CONTRACTS. Section 4.13 of the Disclosure Schedule sets forth a list of all written, and a description of all oral, Contracts, except for individual unrelated Contracts which could not involve the payment or receipt by the Company or any of its Subsidiaries of more than $1,000 per calendar year and do not relate to any of the Acquired Software; PROVIDED, HOWEVER, that such Section also sets forth those Contracts which do not satisfy the $1,000 threshold but are otherwise material to the Company or any of its Subsidiaries. Except for all failures to be valid, binding and enforceable and breaches, defaults, events, waivers and disputes which would not, individually or in the aggregate, have a Material Adverse Effect, (i) all of the Contracts (including all of the Author Technology Conveyance/Confidentiality Agreements) are valid and binding on and enforceable against the parties thereto, except as enforceability may be limited by bankruptcy, insolvency and equitable remedies,
(ii) neither the Company nor, to the knowledge of the Company, any other party to any Contract, is in breach or default under any Contract, (iii) the Company has not waived any material right under any Contract, (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default under any Contract, and (v) there are no unresolved disputes between the parties under any of the Contracts. True and complete copies of all written, and accurate summaries of all oral, Contracts set forth on Section 4.13 of the Disclosure Letter have been provided to Purchaser.

            Section 4.14. TRANSACTIONS WITH AFFILIATES. Section 4.14 of the Disclosure Letter sets forth a complete and accurate (i) list of all Contracts to which any Person that is, or at the time such Contract was entered into was, an Insider, on the one hand, and the Company or any of its Subsidiaries on the other hand, is a party, and (ii) description of all transactions which are not the subject of the agreements described in clause (i) above (the "INSIDER

TRANSACTIONS") between the Company or any of its Subsidiaries, on the one hand, and any Person that is, or at the time such Contract was entered into, an Insider, on the other hand, that have occurred since July 1, 1998.

            Section 4.15. ENVIRONMENTAL MATTERS. (a) The Company has made available to Purchaser all material information which it possesses or controls pertaining to the use, generation, storage, handling, treatment or disposal of Hazardous Materials on any real property, used or leased by the Company or any of its Subsidiaries and any sampling and test results obtained, samples, tests and monitoring programs taken or conducted by the Company or any of its Subsidiaries (or otherwise in its possession or control) at and around any real property used or leased by the Company or any of its Subsidiaries with respect to Hazardous Materials.

            (b) The Company and its Subsidiaries have complied with, and the Company, each of its Subsidiaries and any real property used or leased by the Company or any of its Subsidiaries, is in compliance in all material respects with, the provisions of all applicable Environmental Laws.

            (c) Neither the Company nor any of its Subsidiaries has received any written notice or is otherwise aware of any existing claim or the basis for any claim by any Government Entity or any third party that the Company or any of its Subsidiaries or the condition of any real properties used or leased by the Company or any of its Subsidiaries has violated or is subject to liability pursuant to any Environmental Law.

            (d) There are no facts, events or conditions with respect to the past or present operation of business of the Company or any of its Subsidiaries or any environmental conditions at any of the real properties used or leased by the Company or any of its Subsidiaries which could reasonably be expected to interfere with or prevent continued compliance with, or could reasonably be expected to give rise to any action, suit, claim or proceeding under, Environmental Laws.

            (e) To the knowledge of the Company, there are no underground storage tanks on or under the real property used or leased by the Company or any of its Subsidiaries.

            (f) To the knowledge of the Company, no underground storage tanks were located on or under the real property used or leased by the Company or any of its Subsidiaries which were removed or filled.

            (g) Neither the Company nor any of its Subsidiaries has caused Hazardous Materials to be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, over or under the real property used or leased by the Company or any of its Subsidiaries.

            (h) No asbestos or asbestos containing materials have been installed, used, incorporated into or disposed of on the real property used or leased by the Company or any of its Subsidiaries, by the Company or, any of its Subsidiaries or, to the knowledge of the Company, any other Person.

            (i) To the knowledge of the Company, no PCBs have been located on or in the real property used or leased by the Company or any of its Subsidiaries, whether in electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or otherwise.

            Section 4.16. TOTALITY OF ASSETS. Section 4.16 of the Disclosure Letter describes the material Assets (other than the Acquired Assets) of any Person that is or, at any time during the 18 months prior to the date hereof was, an Insider that are (or at any time during the 18 months prior to the date hereof have been) used or held for use to any extent by the Company or any of its Subsidiaries.

            Section 4.17. EMPLOYEE BENEFITS. (a) Section 4.17(a) of the Disclosure Letter sets forth a complete and correct list of (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any other employee benefit plan, arrangement or policy, including without limitation, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, arrangement or policy, and (iii) any employment, indemnification, consulting, severance or change-in-control agreement, in each case, which is sponsored or maintained by the Company or any of its Affiliates, or to which the Company or any of its Affiliates contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or any of its Subsidiaries or their beneficiaries or dependents, whether or not written ("BENEFIT PLANS"). Neither the Company nor any of its Affiliates has communicated to present or former employees of the Company or any of its Subsidiaries or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan. No Benefit Plan covers employees other than employees of the Company and its Subsidiaries (and their family members).

            (b) The Company has delivered to Purchaser complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company or any of its Subsidiaries, and, with respect to each Benefit Plan, the current summary plan description, related trust agreements or insurance contracts, the latest IRS determination letter, the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required Sections and accountant's opinions).

            (c) Each Benefit Plan is and has been operated and administered in accordance with its terms and all applicable laws. Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.

            (d) All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

            (e) No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or any of its Subsidiaries, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA ("COBRA"), and neither the Company nor any of its Subsidiaries has any current or projected liability for any such benefits.

            (f) Neither the Company nor any of its Subsidiaries has ever maintained or contributed to a trust which is or was intended to be a voluntary employees' beneficiary association under Section 501(c)(9) of the Code.

            (g) Except as set forth in Section 4.17(g) of the Disclosure Letter, no Benefit Plan is funded with, or provides for benefits in the form of, stock or other securities of the Company.

            (h) Since January 1, 1999, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase the cost, or the benefits payable, with respect to such plan.

            (i) Section 4.17(i) of the Disclosure Letter lists each individual who is receiving, or who is entitled to elect, COBRA continuation coverage under any Benefit Plan which is a group health plan.

            (j) Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had an obligation to contribute to, (i) a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, (ii) a plan subject to Section 412 of the Code, (iii) a plan subject to Section 4063 or 4064 of ERISA, or (iv) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

            (k) No event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan, the Company, any of its Subsidiaries or any of their respective employees, agents or directors directly or indirectly (through an indemnification agreement or otherwise), to liability for a breach of fiduciary duty, a "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code.

            (l) There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan pending which could give rise to a material liability, or to the knowledge of the Company threatened, and the Company has no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). No Benefit Plan is currently under governmental investigation or audit and, to the best knowledge of the Company, no such investigation or audit is contemplated or under consideration.

            (m) No event has occurred  and no  condition  exists with respect to
(i) any terminated employee benefit plan or arrangement previously maintained or contributed to by the Company or any of its Subsidiaries, or (ii) any employee benefit plan or arrangement currently or previously maintained or contributed to by any Affiliate of the Company (other than any of the Company's Subsidiaries) which, in either case, could subject the Company, any of its Subsidiaries or any of their respective employees, agents, or directors, directly or indirectly
(through an indemnification agreement or otherwise), to any liability, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

            (n) Except as set forth on Section 4.17(n) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or
(iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, consultant, or director of the Company or any of its Subsidiaries, other than as required by COBRA. No payment or series of payments that would constitute a "parachute payment" (within the meaning of Section 280G of the Code) has been made or will be made by the Company or any of its Subsidiaries, directly or indirectly, to any employee, consultant or director in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

            (o) Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or a third party service provider retained by the Company.

            Section 4.18. BROKERS, FINDERS, ETC. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written or oral, made by or on behalf of the Company, any of its Affiliates or by or on behalf of any of their respective directors, officers, employees, agents.

            Section 4.19. CONFIDENTIALITY AGREEMENTS. The Company and its Subsidiaries have at all times in the past taken steps customary for companies engaged in similar businesses to protect the confidential and proprietary status of its Intellectual Property. All Persons who have or have had access to the Source Code or Program or Design Documentation for any of the Systems ("SOFTWARE CONFIDENTIAL INFORMATION") are identified on Section 4.19(i) of the Disclosure Letter and each of such Persons have entered into written confidentiality agreements with the Company with respect thereto set forth on Section 4.19(ii) of the Disclosure Letter (the "CONFIDENTIALITY AGREEMENTS"), none of which is or was in default or, to the Company's knowledge, has ever been violated in the past. All such Software Confidential Information embodied in tangible form is at the locations listed on Section 4.19(iii) of the Disclosure Letter, including any escrow deposits and off-site storage locations.

            Section 4.20 BANK ACCOUNTS. Section 4.20 of the Disclosure Letter correctly sets forth, as of the date of this Agreement, a list of all banks in which the Company or any of its Subsidiaries has an account or safety deposit box and the names of all individuals authorized to draw thereon or have access thereto.

            Section 4.21. MATERIAL INFORMATION. Section 4.21 of the Disclosure Letter includes copies of certain data and other information that has been provided by the Company to Purchaser (collectively, the "SPECIFIED SUPPLIED DATA"). The Specified Supplied Data is in accord with the books and records of the Company, is accurate and complete and fairly presents the data and other information it purports to present. No representation or warranty contained in this Agreement or in the Company Transaction Documents, and no Section of the Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. All material facts presently known on the date hereof to the Specified Key Employees/Stockholders with respect to the Specified Matters which could reasonably be expected to affect the decision of Purchaser on the date of this Agreement to acquire the Acquired Assets have been disclosed to
Purchaser by the Company. "Specified Matters" shall mean other providers of products or services in Latin America comparable to the Qualifying Products/Services (as defined in Exhibit 2.5(c)), deficiencies in the functionality of the Acquired Software, existing and prospective customers in Latin America who have been contacted by the Company, and end-user consumption in Latin America of the Qualifying Products/Services.

            Section 4.22.  PRIVATE PLACEMENT.

            (a) The Company has had the opportunity to review the SEC Documents and to ask questions of and receive answers from Purchaser and its management concerning the business and affairs of Purchaser. The Company has received all information that the Company believes is necessary for the Company to evaluate the transactions contemplated by this Agreement.

            (b) All StarMedia Capital Stock acquired by the Company pursuant to this Agreement will be acquired for the Company's own account and not with a view to any distribution thereof within the meaning of the Securities Act.


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to the Company as follows:

            Section 5.1 INCORPORATION; AUTHORIZATION; CAPITALIZATION. (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own its respective properties and assets and to carry on its business as it is now being conducted.

            (b) Assuming that the representations and warranties of the Company set forth in Section 4.1(f) are correct (and subject to receipt of board approval as described below in this Section 5.1(b)), Purchaser has full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and all other agreements and instruments being executed, or contemplated to be executed by it pursuant hereto or in connection herewith (collectively, together with this Agreement the "PURCHASER TRANSACTION
DOCUMENTS";  the Company  Transaction  Documents and the  Purchaser  Transaction

Documents may be referred to herein collectively as the "TRANSACTION DOCUMENTS") the other Transaction Documents to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser Transaction Documents have been duly authorized by all necessary action (corporate or otherwise) on the part of Purchaser (other than the approval of such matters by the board of directors of Purchaser). This Agreement has been duly executed and delivered by Purchaser and the other Purchaser Transaction Documents contemplated hereby to be executed and delivered by Purchaser at the Closing will, as of the Closing Date, have been duly executed and delivered by the Purchaser. This Agreement constitutes, and each other Purchaser Transaction Document, when executed and delivered by Purchaser, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

            (c) The execution, delivery, and performance by Purchaser of this Agreement, and the other Purchaser Transaction Documents, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not, (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Purchaser or (b) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or result in or permit the termination, amendment, modification, acceleration, suspension, revocation or cancellation of, (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which Purchaser is a party, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Governmental Entity or any applicable constitution, or Law, to which Purchaser is subject, except for such violations, conflicts, breaches, defaults, failures to obtain consents, terminations, modifications, accelerations, revocations and cancellations as would not individually or in the aggregate have a material adverse effect on Purchaser's ability to perform its obligations under the Purchaser Transaction Documents.

            (d) The shares of StarMedia Capital Stock delivered to the Company in accordance with this Agreement, when so delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable, and will not have been issued in violation of any preemptive rights or any U.S. federal or state securities laws.

            Section 5.2. CONSENTS, ETC. Assuming that the representations and warranties of the Company set forth in Section 4.1(f) are correct and except for any of the following in respect of Taxes or Transfer Taxes or securities Laws, no filing, consent, approval or authorization of any United States Government Entity or of any third party (other than a Government Entity) on the part of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement and the other Purchaser Transaction Documents.

            Section  5.3. SEC  DOCUMENTS.  Purchaser  has made  available to the
Company a true and complete copy of (i) Amendment No. 7 to Purchaser's S-1 Registration Statement relating to Purchaser's initial public offering, (ii) Purchaser's report on Form 10-Q for the quarter ended June 30, 1999, and (iii) Purchaser's reports on Form 8-K dated June 10, 1999, June 25, 1999 and August 10, 1999, filed by Purchaser with the Securities and Exchange Commission (the "SEC") (collectively, the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the SEC Documents (collectively, the "PURCHASER FINANCIAL STATEMENTS") were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Purchaser as of the respective dates thereof, or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.

            Section 5.4. BROKERS, FINDERS, ETC. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby and thereby based upon any agreements, written or oral, made by or on behalf of Purchaser or any of its Affiliates or by or on behalf of any director, officer, employee, agent or Purchaser or any Affiliate of Purchaser.


                                   ARTICLE VI

                                 INDEMNIFICATION

            Section  6.1.  SURVIVAL.  All  of the  representations,  warranties, covenants and agreements of the parties contained in this Agreement, or any Exhibit hereto, or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation or inquiry conducted (or omitted) by any party hereto and any information which any party may have received or may at any time hereafter receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or Action with respect thereto may be brought after, the third anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 4.6 and 4.17 shall survive until the later of the third anniversary of the Closing Date or 30 days after the expiration of the applicable statute of limitations (or extensions or waivers thereof) and (ii) the representations and warranties contained in Sections 4.1, 4.4(a), 4.8 and 5.1 shall survive indefinitely. The representations and warranties which terminate on the third anniversary of the Closing Date and the representations and warranties contained in Sections 4.6 and 4.17, and the liability of the Company with respect thereto, shall not terminate with respect to any claim for indemnification (subject to Section 6.9), whether or not fixed as to liability or liquidated as to amount, with respect to which the Company has been given written notice prior to the third anniversary of the Closing Date, or the date that is the later of the third anniversary of the Closing Date or 30 days after such expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be.

            Section 6.2  COMPANY INDEMNIFICATION OBLIGATION.

            (a) The Company hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, Purchaser, the Specified Designee, the Specified SWV Transferee, the Specified Subsidiaries (from and after the Closing), the respective Affiliates of Purchaser, the Specified Designee, the Specified SWV Transferee and (from and after the Closing) the Specified Subsidiaries and the respective directors, officers, employees and agents of the foregoing Persons (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses which exist, or which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties, based upon, arising out of, resulting from, or otherwise in respect of:

                  (i) any breach or inaccuracy of any of the representations and warranties of the Company or any of the Key Employees/Stockholders set forth in this Agreement, in any other Company Transaction Document, in any Inducement Agreement or in any Key Employee/Stockholder Employment Agreement, in each case (x) as made and given on the date of this Agreement or (y) as if they were made and given on the Closing Date exactly as written herein or therein, as the case may be (including references to "the date hereof", "the date of this Agreement" or other particular dates), it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, any other Company Transaction Document, any Inducement Agreement or any Key Employee/Stockholder Employment Agreement, to determine if there has been an inaccuracy or breach of a representation or warranty of the Company or any of the Key Employees/Stockholders (other than the representation and warranty set forth in the penultimate sentence of Section 4.21) and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent any inaccuracy will not have a Material Adverse Effect;

                  (ii) any failure by the Company or any Key Employee/Stockholder at any time to carry out, perform, comply with, comply with satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement, any other Company Transaction Document, the Inducement Agreements or the Key Employees/Stockholders Employment Agreements (regardless of whether or not any such covenant, agreement, undertaking, liability or obligations is enforceable);

                  (iii) the Retained  Liabilities,  any  Liability of any of the
            Specified Subsidiaries other than those disclosed in Section 4.3 of the Disclosure Letter, or any Permitted Encumbrances with respect to any of the Acquired Assets; or

                  (iv) any  failure to obtain by the Closing  Date all  Consents
            (except with respect to the Contract specified in Section 6.2(a)(iv) of the Disclosure Schedule) and Approvals described in Section 2.7(b) with respect to any Restricted Asset (after taking into account the ameliorative effects, if any, of the alternative arrangements described in Sections 2.7(c) and (d)).

            (b)  The  Company  acknowledges  that  the  covenants,   agreements,
undertakings, liabilities and obligations of the Key Employees/Stockholders under the Inducement Agreements and the Key Employees/Stockholders Employment Agreements are of the essence of the transaction to Purchaser, and that
Purchaser would not have entered into this Agreement if the Key Employees/Stockholders were not willing to enter into the Inducement Agreements and the Key Employees/Stockholders Employment Agreements. The Company further acknowledges and agrees that it is intended that it will be obligated to indemnify the Purchaser Indemnified Parties as set forth in Section 6.2(a) even if the failure in question was with respect to a provision of an Inducement Agreement or a Key Employee/Stockholder Employment Agreement that has been determined to be unenforceable, the Company acknowledging that the Company not indemnifying the Purchaser Indemnified Parties under such circumstances would result in Purchaser not receiving the benefit of its bargain with the Company.

            (c) No Purchaser Indemnified Party shall be required to make any claim or demand against the Company or any other Person prior to the making of any claim or demand for indemnification or at any other time. Without limitation of the terms of the Escrow Agreement, Purchaser may apply the amounts to which it or any other Purchaser Indemnified Party is entitled under this Section 6.2 against any payment to be made by or on behalf of Purchaser to the Company pursuant to Section 2.5 hereof, by means of set-off, reduction or otherwise.

            (d) The Company shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Section 6.2(a)(i) until the aggregate amount of the Purchaser Indemnified Parties' Losses subject to indemnification under Section 6.2(a)(i) exceeds the Basket Amount, after which the Company shall be obligated for all such Losses of the Purchaser Indemnified Parties subject to indemnification under Section 6.2(a)(i) (disregarding the Basket Amount) in excess, in the aggregate, of $50,000 (PROVIDED, HOWEVER, that the provisions of this sentence shall not apply to any breach or inaccuracy of the representations and warranties contained in Sections 4.1, 4.6 or 4.17, or the last sentence of Section 4.5).

            Section 6.3  PURCHASER'S INDEMNIFICATION OBLIGATION.

            (a) Purchaser hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, the Company and its Affiliates (excluding, for the avoidance of doubt, the Specified Subsidiaries) and the respective directors, officers, employees and agents of each of the foregoing Persons (collectively, the "COMPANY INDEMNIFIED PARTIES") from and against any and all Losses which exist, or which are imposed on, incurred by or asserted against any one or more of the Company Indemnified Parties, based upon, arising out of, resulting from, or otherwise in respect of:

            (i) any breach or inaccuracy of any of the representations and warranties of Purchaser set forth in this Agreement or in any other Purchaser Transaction Document, in each case (x) as made and given on the date of this Agreement or (y) as if they were made and given on the Closing Date exactly as written herein or therein, as the case may be, (including references to "the date hereof", "the date of this Agreement" or other particular dates), it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement or in any other Purchaser Transaction Document, to determine if there has been an inaccuracy or breach of a representation or warranty of the Purchaser and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent any inaccuracy will not have a material adverse effect; or

            (ii) any failure by the Purchaser at any time to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any other Purchaser Transaction Document (regardless of whether or not any such covenant, agreement, undertaking, liability or obligations is enforceable); or

            (iii) if the Closing occurs, any failure by the Specified Designee and/or the SWV Specified Transferee to assume at the Closing the Assumed Obligations as and to the extent contemplated by Section 3.3(b) hereof, it being understood and agreed that Purchaser is not liable to any extent for any failure of the Specified Designee and/or the SWV Specified Transferee to perform any Assumed Obligations that it has so assumed.

            (b) No Company Indemnified Party shall be required to make any claim or demand against Purchaser or any other Person prior to the making of any claim or demand for indemnification or at any other time.

            (c) Purchaser shall not be required to indemnify and hold harmless any Company Indemnified Party pursuant to Section 6.3(a)(i) until the aggregate amount of the Company Indemnified Parties' Losses subject to indemnification under Section 6.3(a)(i) exceeds the Basket Amount, after which Purchaser shall be obligated for all such Losses of the Company Indemnified Parties subject to indemnification under Section 6.3(a)(i) (disregarding the Basket Amount) in excess, in the aggregate, of $50,000 (PROVIDED, HOWEVER, that the provisions of this sentence shall not apply to any breach or inaccuracy of the representations and warranties contained in Sections 5.1 or 5.4).

            Section 6.4  PROCEDURE FOR INDEMNIFICATION CLAIMS.

            (a) If any Purchaser Indemnified Party, on the one hand, or Company Indemnified Party, on the other hand (the "INDEMNIFIED PARTY"), has a claim or potential claim or receives notice of any claim, potential claim or the commencement of any action or proceeding which could give rise to an obligation on the part of the Company or Purchaser, as the case may be, to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 6.2 or 6.3, respectively, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (an "INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party and unless such claim is otherwise barred pursuant to the terms of Section 6.1.

            (b) In the event of a claim, a potential claim or the commencement of any action or proceeding by a third party which could give rise to an obligation to provide indemnification pursuant to Sections 6.2 or 6.3, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the "THIRD PARTY INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify actually damages the Indemnifying Party and unless such claim is otherwise barred pursuant to the terms of Section 6.1.

            (c) If the Indemnifying Party confirms in writing to the Indemnified Party within fifteen (15) days after receipt of the Third Party Indemnification Claim the Indemnifying Party's responsibility to indemnify and hold harmless the Indemnified Party therefor in accordance herewith and within such 15-day period demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party. If the Indemnifying Party elects to compromise or defend any such asserted liability in accordance herewith, it shall within fifteen (15) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for its use in contesting such Third Party Indemnification Claim and shall cooperate fully with the Indemnifying Party, in the compromise of, or defense against, any such asserted liability, all at the expense of the Company; PROVIDED THAT (i) the Indemnified Party may, if it so desires, employ counsel at its own expense to assist in the handling of any such third party claim, (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any such third party claim, (iii) the Indemnifying Party shall obtain the prior written approval of the Purchaser (if the Indemnified Party is the Company) or the Company (if the Indemnified Party is the Purchaser) (which approval may not be unreasonably withheld), before ceasing to defend against such third party claim or entering into any settlement, adjustment or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates (or which could result in Losses to any Indemnified Party which are within the Basket Amount) and (iv) no Indemnifying Party will, without the prior written consent of Purchaser (if the Indemnifying Party is the Company) or the Company (if the Indemnifying Party is Purchaser), settle or compromise or consent to the entry of any judgment in any pending or threatened demand, claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of all Purchaser Indemnified Parties (if the Indemnifying Party is the Company) or all Company Indemnified Parties (if the Indemnifying Party is Purchaser) from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have, and the Indemnified Party shall have, sole control over the defense, settlement, adjustment or compromise of any third party non-monetary claim that seeks an order, injunction or other equitable relief against any Indemnified Party or its Affiliates which, if successful, could materially interfere with the business, assets, liabilities, obligations, financial condition or results of operations of the Indemnified Party or any of its Affiliates. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may, at the Indemnifying Party's expense, pay, compromise or defend against such asserted liability.

            (d) Notwithstanding Section 6.4(c) above, as between the Purchaser Indemnified Parties, on the one hand, and the Company, on the other hand, Purchaser shall have the right to control the conduct of any audit or administrative or court proceeding relating to Taxes of any Purchaser Indemnified Party. Purchaser shall keep the Company informed on a current basis of the progress of any such audit or proceeding the outcome of which could require the Company to indemnify any Purchaser Indemnified Party (including, without limitation, providing upon request copies of correspondence received from the IRS or any taxing authority, domestic or foreign) and shall permit the Company to participate at its own expense in the preparation of any briefs, memoranda or other similar materials to be submitted in connection with such audit or proceeding. Purchaser shall not agree to compromise or settle any such audit or proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

            Section 6.5 NO CONTRIBUTION FROM SPECIFIED SUBSIDIARIES. Notwithstanding anything contained in this Agreement or any other Company Transaction Documents to the contrary, the Company acknowledges and agrees that it does not have any right of contribution from or remedy against any of the Specified Subsidiaries as a result of any indemnification it is required to make under this Agreement or any other Company Transaction Document, and the Company hereby releases, waives and forever discharges any right to indemnification, reimbursement or contribution that they may have at any time against any of the Specified Subsidiaries arising out of the representations, warranties, covenants and agreements contained in this Agreement or any other Transaction Document.

            Section 6.6 DISREGARD INSURANCE. The amount of any Loss for which indemnification is provided hereunder shall be computed without regard to insurance available to any Indemnified Party.

            Section 6.7 TAX EFFECT. The liability of an Indemnifying Party with respect to any Indemnification Claim or Third Party Indemnification Claim shall be reduced by the tax benefit actually realized by the Indemnified Party as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax liability or detriment actually suffered by the Indemnified Party as a result of such Losses or the receipt or accrual of the resulting indemnity payment.

            Section 6.8  [INTENTIONALLY OMITTED.]

            Section 6.9 INDEMNIFICATION EXCLUSIVE REMEDY. (a) If the Closing occurs, then, except for remedies based upon fraud and except for equitable remedies and subject to Section 6.9(c), the remedies provided in this Article VI and the Escrow Agreement shall constitute the sole and exclusive remedies for recovery against the parties hereto with respect to claims arising pursuant to this Agreement or the other Transaction Documents.

            (b) Further, except for remedies based upon fraud and except for equitable remedies and subject to Section 6.9(c), if the Closing occurs, then the sole recourse of the Purchaser Indemnified Parties against the Company with respect to claims against the Company arising pursuant to this Agreement or the other Transaction Documents shall be (subject to Section 6.9(a) hereof) their respective rights and remedies under the last sentence of Section 6.2(c) hereof, any rights and remedies of set-off or reduction (or similar rights) they may have under Law (including common law) with respect to any Possible Earnout Payments that subsequently become due and payable under Section 2.5, and the respective rights and remedies of the Purchaser Indemnified Parties under the Escrow Agreement. For the avoidance of doubt, the parties further specifically agree that if (i) any indemnification payment to the Purchaser Indemnified Parties is limited as a result of this Section 6.9 and (ii) the Company subsequently becomes entitled to receive any Possible Earnout Payment(s) under
Section 2.5, Purchaser shall be entitled to reduce the amount of such subsequent Possible Earnout Payment(s) by the aggregate amount by which the Company's prior indemnification payments were so reduced as a result of this Section 6.9.

            (c) Nothing in this Section 6.9 limits (i) the Company's obligations, or the rights of the Purchaser Indemnified Parties, under Section 6.2(a)(iii), 7.5, 11.14, 11.15, 11.16, 11.17 or 11.18 hereof or under the Escrow
Agreement, or recourse against the Company in respect of any of the foregoing, or (ii) subject to compliance with Section 6.4, the right of any Purchaser Indemnified Party to bring and maintain any action, suit or proceeding against the Company with respect to claims against the Company arising pursuant to the Agreement or the other Transaction Documents (provided that recourse for money damages in any such action described in this clause (ii) shall (subject to clause (i) of this Section 6.9(c)) be limited as set forth in Sections 6.2(d) and 6.9(b)). For the avoidance of doubt, nothing in this Section 6.9 limits Purchaser's rights or recourse against any Person other than the Company.


                                   ARTICLE VII

                                    COVENANTS

            Section 7.1. COVENANTS OF THE COMPANY. The Company agrees to observe and perform the following covenants and agreements:

            (a) CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING DATE. Except as contemplated in this Agreement, prior to the Closing, the Company will conduct, and cause its Subsidiaries to conduct, their business (including the Acquired Business) only in the Ordinary Course of Business, and, without limitation of the foregoing (but subject to such exceptions as Purchasers may agree to upon the Company's request therefor, which consent shall not unreasonably be withheld or delayed), will:

                  (1) not, and will cause each of its Subsidiaries not to, make or permit any material change in the general nature of its business of the Company and the Subsidiaries (including the Specified Business) which would in any way adversely effect the Acquired Assets;

                  (2) maintain the business of the Company and its Subsidiaries (including the Specified Business) in accordance with prudent business judgment and consistent with past practice and policy;

                  (3) preserve the Company and its Subsidiaries as an ongoing business and use reasonable efforts to maintain the goodwill associated with the Company and its Subsidiaries;

                  (4) preserve all of the Company Approvals;

                  (5) not, and will cause each of its Subsidiaries not to (in each case, without the prior written consent of Purchaser), enter into any IP License (other than any IP License to the Company or any of its Subsidiaries of Shrink-Wrap Software), and will not, and will cause each of its Subsidiaries not to (in each case, without the prior written consent of Purchaser), enter into any other transaction or Contract involving a total commitment by or to any party thereto of more than $5,000 on an annual basis or more than $20,000 over its remaining term which cannot be terminated on no more than 60 days' notice without penalty or additional cost to the Company and its Subsidiaries as the terminating party;

                  (6) not, and will cause each of its Subsidiaries not to, sell, lease, dispose of or otherwise transfer, or subject to Lien, (i) any material Assets of the Company or any of its Subsidiaries or (ii) any Assets that otherwise would constitute Acquired Intellectual Property or Acquired Software;

                  (7) comply, and shall cause its Subsidiaries to comply, in all material respects with all applicable Laws and Company Approvals, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

                  (8) not, and shall cause its Subsidiaries not to, adopt, amend (other than amendments that reduce the amounts payable by the Company or any of its Subsidiaries or amendments required by law) or assume an obligation to contribute to any Benefit Plan or collective bargaining agreement or enter into any employment, consulting, severance or similar Contract with any Person (including without limitation, contracts with management of the Company or any of its Affiliates that might require payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

                  (9) not, and shall cause its Subsidiaries not to, grant any increase or change in total compensation, benefits or pay any bonus to any employee, independent contractor, director or consultant, except in the ordinary course of business or as required by the terms of any existing Contract or Benefit Plan;

                  (10) not, and shall cause each of its Subsidiaries not to, amend any of their respective organizational documents; and

                  (11) not, and will cause each of its Subsidiaries not to, enter into any Contract committing it to do any of the foregoing.

From and after date hereof and prior to the Closing, the cash and cash equivalents of the Company and its Subsidiaries will be expended only in the Ordinary Course of Business and, without limitation of the foregoing, (i) no cash or cash equivalents of the Company or any of its Subsidiaries will be paid to any Insider (other than any Company Employees, as such) for any reason (including repayment of advances), (ii) the Company will not declare or make any dividend or distribution on, or repurchase or redeem, any of its capital stock, and (iii) no cash or cash equivalents of the Company or any of its Subsidiaries will be expended to pay any Transfer Taxes or Transaction Expenses.

            (b) ACCESS TO THE COMPANY'S OFFICES, PROPERTIES AND RECORDS; UPDATING INFORMATION.

                  (1) From and after the date hereof and until the Closing Date, the Company shall permit Purchaser and its representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of the Company and its Subsidiaries, and shall disclose, and make available to Purchaser and its representatives, all books, papers and records to the extent that they relate to the ownership and Liabilities of or pertaining to the Company, its Subsidiaries and their respective businesses, Assets and Liabilities. Without limiting the application of the Confidentiality Agreement dated July 19, 1999 between SWV and Purchaser (the "MUTUAL CONFIDENTIALITY AGREEMENT"), all documents or information furnished by the Company under this Section 7.1(b)(1) shall be subject to the Mutual Confidentiality Agreement unless and until the Closing occurs.

                  (2) The Company will notify Purchaser as promptly as practicable of any significant change in the operation of the Company or any of its Subsidiaries and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity, or the institution or overt threat or settlement of any material Action involving or affecting the Company, any of its Subsidiaries or the transactions contemplated by this Agreement, and shall use reasonable efforts to keep Purchaser fully informed of such events and permit Purchaser's representatives access to all materials prepared in connection therewith.

                  (3) As promptly as practicable after Purchaser's request, the Company will furnish such financial and operating data and other information pertaining to the Company, its Subsidiaries and their respective businesses and Assets as Purchaser may reasonably request from time to time.

            (c) CONSENTS AND APPROVALS. The Company will use its reasonable best efforts to obtain all necessary Consents or Approvals required in connection with the transactions contemplated hereby.

            (d) ACCOUNTING. The Company shall not, and shall cause each of its Subsidiaries not to, make any changes in its accounting methods, principles or practices except as required by law, rule, regulation or GAAP.

            Section 7.2  ADDITIONAL AGREEMENTS.

            (a) SATISFACTION OF CONDITIONS. Each of Purchaser and the Company agrees to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Closing in accordance with this Agreement as promptly as possible, PROVIDED that nothing herein shall limit the discretion of the board of directors of Purchaser as to whether to give its final approval of the execution, delivery and performance of this Agreement by Purchaser as described in Section 8.7 hereof.

            (b) PUBLIC ANNOUNCEMENTS. From the date of this Agreement until (i) in the case of the Company, the date of termination of this Agreement, or (ii) in the case of Purchaser the earlier of the date of termination of this Agreement or the Closing Date, neither the Company nor Purchaser will disclose to any third parties (other than the Company's stockholders) the fact of the proposed purchase and sale of the Acquired Assets contemplated hereby, issue any press releases or otherwise make any public or other statements, or to release any information intended for or reasonably likely to result in public or other dissemination thereof, with respect to this Agreement and the transactions contemplated hereby and thereby without the prior written consent of the other party hereto, except in the case of Purchaser, as may be required, in the opinion of Purchaser's counsel, by Law or by the rules of the National
Association of Securities Dealers, Inc. The Company will cause each of the Insiders, and Purchaser will cause its Affiliates and its and its Affiliates respective officers and employees, to comply with this Section 7.2(b) as if each such other Person were the "Company" and "Purchaser", respectively.

            (c) PURCHASER BOARD APPROVAL. Within five (5) business days following the date hereof, Purchaser will give notice to the Company stating whether the board of directors of Purchaser has formally given its final approval of the execution, delivery and performance of this Agreement by Purchaser (it being understood and agreed that no communication to the Company shall be deemed to constitute the notice contemplated by this sentence unless such communication expressly states that it is being given pursuant to this sentence).

            Section 7.3 EMPLOYEE MATTERS. Nothing in this Agreement shall be construed to require Purchaser or any of its Affiliates (including without limitation, after the Closing, the Specified Subsidiaries) to hire, or continue the employment of, any Company Employee or to continue in effect any employee benefit plan or arrangement.

            Section 7.4 EXCLUSIVITY. From the date of this Agreement until the earlier of the date of termination of this Agreement or the Closing Date, the Company will not, and will cause the Insiders not to, take any action, directly or indirectly, to encourage, solicit, initiate, engage in or continue discussions or negotiations with, or provide any information to, any Person, group or other entity, other than Purchaser, concerning any purchase of any capital stock or Assets of the Company or any of its Subsidiaries or any merger or similar transaction involving the Company.

            Section 7.5 CORPORATE EXISTENCE. If the Closing occurs, then the Company thereafter shall not dissolve or liquidate or distribute all its assets, or adopt a plan to do so, or make an election to be treated as a partnership or disregarded entity for U.S. federal income tax purposes, and otherwise shall maintain its corporate existence, until at least the third anniversary of the Closing Date, PROVIDED that if any claim for indemnification under Section 6.2 hereof shall be pending against the Company at such third anniversary of the Closing Date, the Company shall maintain its corporate existence until such claim is finally resolved. Nothing herein shall be construed as a consent by Purchaser to any dividend or other distribution by the Company to its stockholders or any other conveyance by the Company of any Assets (other than the Acquired Assets

            Section 7.6 DISCLOSURE DOCUMENT. Within five business days following the date hereof, Purchaser and the Company shall cooperate with each other to prepare a disclosure document intended to be sufficient for the Company to use to meet the shareholder approval requirements set forth in Section 2(a) of each of the Key Employees/Stockholders Agreements. Neither party hereto makes or undertakes, or shall be deemed to have made or undertaken, any representation, warranty or obligation to the other party or to any other Person (including in particular any of the Key Employees/Stockholders) as to the sufficiency of such disclosure document.)


                                  ARTICLE VIII

                CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE

            Anything in the Purchaser Transaction Documents to the contrary notwithstanding, Purchaser's obligation to consummate the Closing shall be subject to the satisfaction at or prior to the Closing, or waiver by Purchaser, of each of the following conditions (any of which may be waived by Purchaser, to any extent, in its sole discretion):

            Section 8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The representations and warranties of the Company contained in this Agreement or in any other Company Transaction Document, or in any Exhibit, certificate, document or instrument delivered in connection herewith, shall be true and correct, with such exceptions as are not in the aggregate material, (i) on and as of the date of this Agreement and (ii) on and as of the Closing Date (with the same effect, with respect to this clause (ii), as though such representations and warranties had been made exactly as written herein (including references to "the date hereof", "the date of this Agreement" or other particular dates) at and as of the Closing Date, in each case determined disregarding for purposes of this condition any materiality qualification (including without limitation any qualification indicating accuracy in all material respects, or accuracy except to the extent any inaccuracy will not have a Material Adverse Effect) set forth in such representations and warranties (other than the representation and warranty set forth in the penultimate sentence of Section 4.21). The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing. Since December 31, 1998 and since the date hereof, there shall have been no material adverse change in the Assets, Liabilities, operations, results of operations, condition (financial or otherwise), business or prospects of the Company and its Subsidiaries, considered as a whole. The Company shall deliver to Purchaser a certificate, dated the Closing Date and signed by a senior executive officer of the Company, to the effect that the conditions set forth in this Section 8.1 have been satisfied.

            Section 8.2. REPRESENTATIONS AND WARRANTIES OF THE KEY EMPLOYEES/STOCKHOLDERS. The representations and warranties of the Key
Employees/Stockholders contained in the Inducement Agreements or the Key Employees/Stockholders Employment Agreements shall be true and correct, with such exceptions as are not in the aggregate material, on and as of the date of this Agreement and on and as of the Closing Date (with the same effect as though such representations and warranties had been made as written therein at and as of the Closing Date, in each case determined disregarding for purposes of this condition any materiality qualification (including without limitation any qualification indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect) set forth in such representations and warranties). Each of the Key Employees/Stockholders shall have delivered to Purchaser a certificate, dated the Closing Date and signed by such Stockholder, to the effect that the conditions set forth in this
Section 8.2 have been satisfied with respect to such Stockholder.

            Section 8.3. FILINGS; CONSENTS. All Consents and Approvals required in connection with the consummation of the transactions contemplated hereby (disregarding Section 2.7 hereof), including all Consents or Approvals required in order effectively to transfer (or which Purchaser may request to confirm the transfer of) all of the Acquired Assets to the Specified Designee or the Specified SWV Transferee, as the case may be, without giving rise to any Default/Modification Right, shall have been filed, made, obtained or received, as the case may be, PROVIDED that obtaining the Consents described in Section
8.3 of the Disclosure Letter shall not (without limitation of Section 2.7 or 6.2(a)(iii) hereof) be a condition precedent under this Section 8.3.

            Section 8.4. OFFICE RENTAL. The Company shall have made arrangements satisfactory to Purchaser for the continued occupation by the SWV Specified Transferee of the Miami office space currently occupied by SWV.

            Section 8.5. NO INJUNCTION. (a) There shall be no injunction, restraining order or decree of any nature of any court or other Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, (b) no Action shall have been instituted by or before any court, panel, arbitrator or other
Government Entity or any other Person to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, and (c) none of the parties hereto shall have received notice from any Government Entity or any other Person of (i) its intention to institute any Action to restrain or enjoin or nullify this Agreement or the consummation of the transactions contemplated hereby or to commence any investigation into the consummation of the transactions contemplated hereby or
(ii) the actual commencement of such an investigation.

            Section 8.6. OPINION OF BVI COUNSEL. Purchaser will have been furnished with the opinion of British Virgin Islands counsel reasonably acceptable to Purchaser, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, with respect to the matters set forth in the first two sentences of Section 4.1(a) (other than with respect to foreign qualifications), Section 4.1(d) (as to the Company and assuming, with respect to the fourth sentence thereof, that New York law was the same as British Virgin Islands law), Section 4.1(e)(i) (as to the Company), and
Section 4.1(e)(ii) (as to the Company and limited to violations of or conflicts with British Virgin Islands Laws).

            Section 8.7. EMPLOYEE TECHNOLOGY CONVEYANCE/CONFIDENTIALITY AGREEMENTS. Each of the Company Employees other than the Key Employees/Stockholders (and other than, in the case of clause (i) below, Company Employees whose duties are solely of a secretarial or clerical nature) shall have executed (i) an instrument, in form and substance reasonably satisfactory to Purchaser, pursuant to which such Company Employee consents to the assignment to the Specified Designee or the Specified SWV Transferee, as the case may be, of any outstanding Technology Conveyance/Confidentiality Agreement of such Company Employee to the Specified Designee or the Specified SWV Transferee, as the case may be, effective as of the Closing, and (ii) without limitation of clause (i), if such Company Employee is to become an employee of Purchaser or any of its Subsidiaries, a new Technology Conveyance/Confidentiality Agreement, in form and substance reasonably satisfactory to Purchaser, with respect to such new employment relationship.

            Section 8.8. BOARD OF DIRECTORS' APPROVAL. The board of directors of Purchaser shall have given its final approval of the execution, delivery and performance of this Agreement by Purchaser, it being understood and agreed that such final approval shall in no event be deemed to have been given for any purpose of this Agreement unless and until Purchaser shall have given the Company the notice contemplated by Section 7.2(c) hereof.

            Section 8.9 CERTAIN EMPLOYMENT AGREEMENTS. Each of Zdenek Spacek and Isabella Laeyendecker shall have executed and delivered to Purchaser an Employment Agreement in the form of Exhibit 8.9-a hereto, for the salaries and option grants previously agreed.

            Section  8.10.  DOCUMENTS.  The  Company  shall  have  delivered  to
Purchaser at the Closing such other documents and instruments as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement. The Company and the Key Employees/Stockholders shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by each such person hereunder.


                                   ARTICLE IX

               CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE

            Anything in the Company Transaction Documents to the contrary notwithstanding, the Company's obligation to consummate the Closing is subject to the satisfaction at or prior to the Closing, or waiver by the Company, of all of the following conditions (any of which may be waived by the Company, to any extent, in its sole discretion):

            Section 9.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF Parent. Each of the representations and warranties of Purchaser contained in this
Agreement or in any other Purchaser Transaction Document, or in any Exhibit, certificate, document or instrument delivered in connection herewith, shall be true and correct, with such exceptions as are not in the aggregate material, (i) on and as of the date of this Agreement and (ii) on and as of the Closing Date (with the same effect, with respect to this clause (ii), as though such representations and warranties had been made exactly as written herein (including references to "the date hereof", "the date of this Agreement" or other particular dates, but disregarding the parenthetical clauses in each of the first two sentences of Section 5.1(b) hereof) at and as of the Closing Date, in each case determined disregarding for purposes of this condition any materiality qualification (including without limitation any qualification indicating accuracy in all material respects, or accuracy except to the extent any inaccuracy will not have a material adverse effect) set forth in such representations and warranties). Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing. Purchaser shall deliver to the Company a certificate, dated the Closing Date and signed by an officer of Purchaser, to the effect that the conditions set forth in this Section 9.1 have been satisfied.

            Section 9.2. NO INJUNCTION. There shall be no injunction, restraining order or decree of any nature of any court or other Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Agreement and the other transactions contemplated hereby.


                                    ARTICLE X

                                   TERMINATION

            Section 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

            (a) the mutual written consent of the Company and Purchaser; or

            (b) the Company or Purchaser, if the Closing has not occurred by the close of business on September 30, 1999; PROVIDED, that (i) if the Closing has not occurred by the close of business on September 30, 1999 by reason of a failure to satisfy the conditions set forth in Section 8.3 or 8.4, as to the Company, the first reference to "September 30, 1999" in this Section 10.1(b) shall be deemed to be a reference to the date October 15, 1999, and (ii) in any event, neither the Company, in the case of termination by the Company, or Purchaser, in the case of termination by Purchaser, is in default hereunder.

            Section 10.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section
10.2 and of Article XI shall survive the termination of this Agreement; PROVIDED, HOWEVER, that nothing contained herein shall relieve any party hereto from liability for any knowing breach or knowing inaccuracy of any representation or warranty contained herein or any willful failure to comply with any covenant or agreement contained herein (and the terms of Article 6 shall apply to any such breach, inaccuracy or failure).


                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1. ENTIRE AGREEMENT. This Agreement and the documents and agreements referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written. The preceding sentence notwithstanding, the Mutual Confidentiality Agreement shall remain in full force and effect notwithstanding the execution and delivery of this Agreement, PROVIDED that automatically upon the occurrence of the Closing, all obligations of Purchaser and its Affiliates (but not the obligations of the Company) under the Mutual Confidentiality Agreement shall cease to be of any further force or effect.

            Section 11.2. BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (whether by merger, sale of all or substantially all assets or otherwise) and assigns and the provisions of Article 6 hereof shall inure to the benefit of Indemnified Parties referred to therein; PROVIDED that this Agreement shall not be assignable by the Company in whole or in part without the express prior written consent of Purchaser. The Company's right to any Possible Earnout Payment shall be evidenced by an appropriate entry in a register maintained by the Specified Designee, and in no event shall the Company's right to receive any Possible Earnout Payment be transferable except (if Purchaser consents to such assignment) by means of an entry on such register evidencing such transfer. No assignment by Purchaser of any of its rights hereunder shall relieve Purchaser of any of its obligations hereunder.

            Section 11.3. NO PRESUMPTION. Purchaser and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Purchaser and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

            Section 11.4. NOTICES. All notices, requests, claims, demands and other communications provided for herein shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier, addressed to the party at its address set forth below:

            If to Company:          PageCell International Holdings, Inc.
                                    Vanterpool Plaza, 2nd Floor
                                    Wickhams Cay 1
                                    Road Town, British Virgin Islands
                                    Attn: Carlos Acosta

            With a copy to:         PageCell International Holdings, Inc.
                                    c/o Enrique Narciso and SWV
                                    6870 Sunrise Pl.
                                    Coral Gables, FL  33133
                                    Telecopy No.: (305) 740-3212
                                    Attn: Enrique Narcisco

                                    Morris, Manning & Martin, LLP
                                    1600 Atlanta Financial Center
                                    3343 Peachtree Road, N.E.
                                    Atlanta, GA  30326
                                    Telecopier No.: (404) 365-9532
                                    Attn: Randall W. Johnson, Esq.

            If to Purchaser:        StarMedia Network, Inc.
                                    29 West 36th Street, 5th Floor
                                    New York, NY 10018
                                    Telecopier:  (212) 548-9650
                                    Attn:  Salek Brodsky
                                    Attn:  General Counsel

            With a copy to:         Hughes Hubbard & Reed LLP
                                    One Battery Park Plaza
                                    New York, New York  10004
                                    Telecopier:  (212) 422-4726
                                    Attn:  Stephen Luger

or to such other address as a party may from time to time designate in writing. All notices, requests, claims, demands and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

            Section 11.5. COUNTERPARTS; HEADINGS; DELIVERY BY FACSIMILE. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Any Transaction Document and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

            Section 11.6. SEVERABILITY. If any term, provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision or part of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Nothing in this Section 11.6 is intended to, or shall, limit (1) the ability of any party to such document to appeal any court ruling or effect of any favorable relying on appeal, (2) the intended effect of Section 11.8 hereof or (3) Article VIII or IX hereof.

            Section 11.7. THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 6 hereof are intended for the direct and irrevocable benefit of each Indemnified Party and that each Indemnified Party, although not a party to this Agreement, shall be and is a direct and irrevocable third-party beneficiary of such agreements and covenants and will have the right to enforce such agreements and covenants against the Company or Purchaser, as the case may be, in all respects fully and to the same extent as if such Indemnified Party were a party hereto (except that any provision hereof (including provisions of Article VI) may be amended without the consent of any such third-party beneficiary not a signatory hereto).

            Section 11.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. It is intended that Section 5-1401 of the New York General Obligations Law shall apply to the choice of law contained in the preceding sentence.

            Section 11.9. SUBMISSION TO JURISDICTION; WAIVERS. (a) The parties hereto hereby irrevocably and unconditionally agree that:

            (i) Except as otherwise expressly provided in Section 2.5(k) hereof all suits, actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or Federal court sitting in the City of New York and any appellate court from any thereof, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding and any objection to any such suit action or proceeding whether on the grounds of venue, residence or domicile. A final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

            (ii) Service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4.

            (b) Nothing in Section 11.9(a) limits the right of any Purchaser Indemnified Party to bring or maintain any suit, action or proceeding against any Person other than the Company in any court it desires.

            Section 11.10. WAIVER. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

            Section 11.11. AMENDMENT. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

            Section 11.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity available (subject to Sections 6.4 and 6.9) to the parties.

            Section 11.13 EXCLUSIVITY OF REPRESENTATIONS. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND PURCHASER, RESPECTIVELY, IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF THE COMPANY AND PURCHASER, RESPECTIVELY. THE COMPANY AND PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY THE COMPANY OR ANY OTHER PERSON TO PURCHASER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY PURCHASER OR ANY OTHER PERSON TO THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR OTHERWISE.

            (b) The Company represents and warrants to Purchaser that it has not relied on any documents or information concerning Purchaser or its business or affairs other than the express representations and warranties set forth herein.

            (c) Nothing in this Section 11.13 limits or qualifies the express representations or warranties set forth in this Agreement (including that set forth in Section 4.21) or any of the other express terms of this Agreement (including Article VI).

            Section 11.14 EXPENSES. (a) As between the Company and its Subsidiaries, on the one hand, and Purchaser, the Specified Designee, the
Specified SWV Transferee and the Specified Subsidiaries, on the other, the Company shall pay, and that the Company shall indemnify and hold harmless
Purchaser, the Specified Designee, the Specified SWV Transferee and the Specified Subsidiaries from and against, all transfer, documentary, sales, use, registration, stamp, value-added and other similar Taxes (including all applicable real property and other gains (but excluding federal and state income) Taxes, including any penalties, interest and additions to Tax, paid or payable by the Company, Purchaser, the Specified Designee, the Specified SWV Transferee or any of the Specified Subsidiaries in connection with the transactions contemplated hereby (i) to be taken (or taken) through the Closing Date or (ii) to be taken (or taken) after the Closing Date under any provision of Article II or III hereof ("TRANSFER TAXES"). The Company and Purchaser shall cooperate in timely making and filing all reports and other filings as may be required to comply with the provisions of any Transfer Taxes Laws.

            (b) Except as otherwise expressly set forth in this Agreement (including Section 11.14(a)) hereof, regardless of whether the Closing occurs, each party hereto shall bear all of such party's expenses incurred in connection with the negotiation or execution of, or the consummation of the transactions contemplated by, this Agreement, including, without limitation, any accounting and legal fees incurred in connection therewith.

            (c) The Company covenants to Purchaser that any and all Transfer Taxes or Transaction Expenses payable by the Company shall in fact be paid on behalf of the Company by one or more of its stockholders.

            Section 11.15 CONFIDENTIALITY. (a) The Company acknowledges that by virtue of the Closing, all copies of Confidential Information should be delivered to the Specified Designee or the Specified SWV Transferee and no such copies shall be retained by the Company or SWV. Without limitation of the foregoing, the Company will, within ten days after receipt thereof, cause its stockholders and its and their respective Affiliates to (i) destroy all Confidential Information in their possession or control, (ii) purge the same from all files and storage media (wherever located, including all off-site storage or disaster recovery facilities) retained or controlled by any of them and (iii) deliver to Purchaser a certificate, signed by (or on behalf of) such Person, certifying its compliance with such request.

            (b) Without limitation of Section 11.15(a), if the Closing occurs, then from and after the Closing the Company shall not, and it shall cause its stockholders, its and its stockholders respective Affiliates and the respective directors, officers, attorneys and representatives of each of the foregoing not to, disclose any Confidential Information to any Person or use any Confidential Information in any manner detrimental to Purchaser, except that such disclosure may be made as may be required by Law or by order of any court or arbitrator of competent jurisdiction. As used herein, the term "CONFIDENTIAL INFORMATION" means all Acquired Software and all Acquired Intellectual Property, and all other non-public information relating to the Assets or business of the Company, SWV or any of the Specified Subsidiaries; PROVIDED, HOWEVER that with respect to any particular Person, "Confidential Information" shall not include any information that has become generally available to the public other than as a result of a disclosure by such Person (or any Affiliate of such Person).

            Section 11.16 BULK TRANSFER LAW. The parties hereby waive compliance, in connection with the consummation of the Closing and the transactions contemplated by Section 3.5 by the Company, SWV Purchaser, the Specified Designee and the Specified SWV Transferee with the provisions of any applicable bulk sales, fraudulent conveyance and other laws for the protection of creditors. The Company agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and reimburse the Purchaser Indemnified Parties for, any

Losses which any of them may suffer or incur by virtue of any noncompliance by the Company, SWV Purchaser, the Specified Designee or the Specified SWV Transferee with such applicable laws.

            Section 11.17 SECURITIES ACT COMPLIANCE. (a) The Company acknowledges that the StarMedia Capital Stock acquired pursuant to this Agreement (or upon any conversion of StarMedia Junior Non-Voting Convertible Preferred Stock into StarMedia Common Stock) may not be sold, and agrees that it will not directly or indirectly offer or sell any of such StarMedia Capital Stock, other than in compliance with the Securities Act and all other applicable state or foreign securities Laws.

            (b) The Company acknowledges and agrees that the StarMedia Capital Stock acquired pursuant to this Agreement has not been and will not be registered under the Securities Act (or any state or foreign securities Laws).

            (c) The Company acknowledges and agrees that the StarMedia Capital Stock delivered pursuant to this Agreement and any Conversion Stock, will contain a legend substantially in the form attached hereto as Exhibit 11.17(c) hereto.

            Section 11.18 LOCK-UP; INFORMATION REQUIREMENTS. (a) Without limitation of Section 11.17, the Company covenants to Purchaser that it shall not sell, assign or otherwise convey any StarMedia Capital Stock released to it pursuant to Escrow Agreement or any Conversion Common Stock held by it (or any interest in any of the foregoing), and the Company acknowledges and agrees that it shall not be permitted to sell or cause to be sold any StarMedia Capital
Stock held in the Escrow Fund, except that any of the foregoing that is StarMedia Common Stock (collectively, the "RESTRICTED COMMON STOCK") may be sold by the Company as follows:

                  (i) Any shares of  Restricted  Common  Stock  delivered on the
            Closing Date pursuant to Section 2.5(b) hereof may be sold at any time after the first anniversary of the Closing Date, in accordance with the procedures set forth in Section 11.18(b).

                  (ii) Any shares of Restricted Common Stock delivered  pursuant to Section 2.5(d) hereof may be sold at any time after the first anniversary of the last day of the calendar quarter in respect of which such Restricted Common Stock was so delivered (as specified in Exhibit 2.5(c) hereto), in accordance with the procedures set forth in Section 11.18(b).

For purposes of this Section 11.18(a), Restricted Common Stock that is Conversion Stock shall be deemed to have been issued as of the date of delivery of the StarMedia Junior Non-Voting Convertible Preferred Stock which was converted into such Conversion Stock.

            (b) Any Restricted Common Stock at any time held in the Escrow Fund and (until the third anniversary of the Closing Date) any other Restricted Common Stock, in each case that otherwise is permitted to be sold pursuant to
Section 11.18(a) may only be sold in accordance with the following restrictions:

                  (i) Restricted Common Stock may only be sold in compliance with (x) all applicable provisions of Rule 144 under the Securities Act of 1933, as amended, (y) in any event, paragraphs (f) and (g) of Rule 144 as in effect on the date hereof (even if such paragraphs otherwise would not be required to be complied with in connection with such sale), and (z) all state or foreign laws applicable to such sale.

                  (ii) Prior to the third  anniversary  of the Closing Date, (x)
            the aggregate amount of shares of Restricted Common Stock sold pursuant to Section 11.18(a) on any particular day shall not exceed 10% of the average daily volume of trading in StarMedia Common Stock reported on all national securities exchanges and/or reported through NASDAQ/NMS, over the immediately preceding five Trading Days (determined excluding sales pursuant to this Section 11.18), and (y) the aggregate amount of shares of Restricted Common Stock sold pursuant to Section 11.18(a) during any particular five-day period shall not exceed 10% of the volume of trading in StarMedia Common Stock reported on all national securities exchanges and/or reported through NASDAQ/NMS during the immediately preceding five Trading Days (determined excluding sales pursuant to this Section 11.18).

                  (iii) All proceeds of any sale of Restricted Common Stock then held in the Escrow Fund shall be deposited with the Escrow Agent and shall thereafter be held by the Escrow Agent as part of the Escrow Fund. Prior to any such sale, Purchaser, the Company and the Escrow Agent shall agree upon arrangements satisfactory to both Purchaser and the Escrow Agent to insure that all such proceeds will in fact be deposited with the Escrow Agent prior to or simultaneously with any delivery of the relevant shares of StarMedia Common Stock to the Company to consummate such sale.

                  (iv) Prior to any sale of Restricted Common Stock, the Company shall deliver to the Escrow Agent and Purchaser such opinions of counsel (as to legal matters) and certifications (as to factual matters) as either of them reasonably may request in connection with such sale (including without limitation as to the limitations and procedures set forth in this Section 11.18). For the avoidance of doubt, both the identify of such counsel and the form and substance of such opinions of counsel shall be reasonably satisfactory to Purchaser.

                  (v) The Company shall indemnify and hold harmless the Purchaser Indemnified Parties, the Escrow Agent, the Escrow Agent's Affiliates and the respective directors, officers, employees and agents of the Escrow Agent from and against any and all Losses which are imposed on, incurred by or asserted against any of them, based upon, arising out of, or resulting from or otherwise in respect of any offer or sale of any shares of Restricted Common Stock then held in the Escrow Fund.

            (c) RULE 144 INFORMATION REQUIREMENTS. If the Closing occurs, then until the 30th day after the earliest of (i) the termination of the Escrow Agreement, (ii) the release (whether by reason of distribution or sale) of all StarMedia Capital Stock held in the Escrow Fund and (iii) the third anniversary of the Closing Date, (x) Purchaser shall file the reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, and (y) if at any time Purchaser is not required to file such reports, it will, upon the request of the Company, make publicly available the information described in Rule 144(c)(2) so long as necessary to permit sales of shares of Restricted Common Stock pursuant to Rule 144 under the Securities Act and this Section 11.18.

            Section 11.19 CHANGE OF NAME; NON-USE OF NAME. Forthwith and in any event within five days after the Closing, the Company shall, and shall cause SWV to, change the corporate name of the Company and SWV, respectively, to a name not containing the words "PageCell", "Smart Wireless" or any variation of either thereof. From and after the Closing, the Company shall, and shall cause SWV permanently to refrain from using the names "PageCell", "Smart Wireless", "CycleLogic" or any variation of either thereof in any manner. As and to the extent requested by Purchaser after the Closing, the Company shall, and shall cause SWV to, file Approvals relinquishing any right of record that either of them may have to use any of such names.

            Section 11.20 ALLOCATION OF PURCHASE PRICE. Purchaser covenants that
(i) for United States federal income tax purposes, the Purchase Price will be allocated only among the Acquired Assets, and (ii) if the representations and warranties of the Company set forth in Section 4.1(c), and the third sentence of
Section 4.4(a), hereof are accurate, then it will not, for United States federal income tax purposes, allocate to the Acquired Assets (other than any Specified Domain Name Registrations, cash, cash equivalents or receivables owned by SWV at the Closing) more than $145,000 of the Purchase Price.

                         [REST OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                                          STARMEDIA NETWORK, INC.

                                          By: /S/ JUSTIN K. MACEDONIA
                                              ----------------------------------
                                              Name:  Justin K. Macedonia
                                              Title: Senior Vice President and
                                                     General Counsel

                                          PAGECELL INTERNATIONAL
                                              HOLDINGS, INC.

                                          By: /S/ CARLOS ACOSTA
                                              ----------------------------------
                                              Name:  Carlos Acosta
                                              Title: President

            The undersigned hereby acknowledges, consents and agrees to the foregoing Assets Purchase Agreement including without limitation the terms of
Section 2.2(c) thereof.

SMART WIRELESS VENTURES, INC.

By: /S/ ENRIQUE NARCISO
    ----------------------------------
    Name:  Enrique Narciso
    Title: President

                                   EXHIBIT 1.1


      1. For purposes of this Agreement, the following terms shall have the following meanings:

            "ACQUIRED ASSETS" shall have the meaning set forth in Section
2.2(a).

            "ACQUIRED   INTELLECTUAL   PROPERTY"  shall  mean  all  Intellectual
Property included in the Acquired Assets.

            "ACQUIRED SOFTWARE" shall mean all Software included in the Acquired Assets, other than Outstanding IP Licenses for Shrink-Wrap Software.

            "ACTION" shall mean any actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.

            "AFFILIATE" (and, with a correlative meaning, "AFFILIATED") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            "APPROVAL" means any franchise, license, certificate of compliance, authorization, consent, order, permit, waiver, approval or other action of, or any filing, registration or qualification with, any Governmental Entity.

            "ASSETS" shall mean all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description (wherever located).

            "ASSOCIATES" of a specified Person shall mean (i) a corporation or other organization of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5% of more of any class of equity securities, (ii) any trust or other estate in which such Person has such a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity and (iii) any Relative of such Person who has the same home as such Person.

            "ASSUMED  OBLIGATIONS"  shall have the  meaning set forth in Section
2.3.

            "AUTHOR" means any Person involved in the creation or development of any of the Systems, Programs, Object Code, Source Code or documentation included in the Acquired Assets.

            "AUTHOR TECHNOLOGY CONVEYANCE/CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 4.8(b).

            "BALANCE SHEET" has the meaning set forth in Section 4.2.

            "BASKET AMOUNT" shall mean (i) until January 1, 2001, $250,000,  and
(ii) from and after January 1, 2001 (and with retroactive  effect to the Closing
Date), an amount equal to 1% of the aggregate amount of the Purchase Price theretofore paid to the Company (computed based on the dollar amounts forming the basis of the determination of the number of shares of StarMedia Capital Stock to be delivered (subject to the Escrow Agreement) to the Company pursuant to Section 2.5), it being understood and agreed that any portion of the Purchase Price deposited in escrow pursuant to the Escrow Agreement (or against which Purchaser has exercised its rights under the last sentence of Section 6.2(c)) shall be deemed to have been paid to the Company for purposes of this clause
(ii), PROVIDED THAT, for the avoidance of doubt, it is understood and agreed that if the amount described in clause (ii) is less than in clause (i), the Purchaser Indemnified Parties shall be entitled to be paid by the Company any amounts that the Company theretofore would have been obligated to pay under
Section 6.2 but in fact did not pay due to the Basket Amount then in effect equalling $250,000.

            "BENEFIT PLAN" shall have the meaning set forth in Section 4.17(a).

            "BUDGET" shall mean the budget for StarMedia Mobile prepared by the Specified Key Employees/Stockholders. A copy of the Budget has been initialled by the parties.

            "BUSINESS PLAN" shall mean the business plan as of the date hereof for StarMedia Mobile prepared by the Specified Key Employees/Stockholders. A copy of the Business Plan has been initialled by the parties.

            "CLAIM" shall mean any claim, cause of action or other right or remedy.

            "CLOSING" shall have the meaning set forth in Section 3.1.

            "CLOSING  CURRENT  LIABILITIES"  shall have the meaning set forth in
Section 2.1.

            "CLOSING DATE" shall have the meaning set forth in Section 3.1.

            "CLOSING MARKET PRICE" of StarMedia Common Stock for any day shall mean the last reported sale price for such security on the principal exchange or quotation system on which such security is listed or traded. If the security is not admitted for trading on any national securities exchange or the NASDAQ National Market, "Closing Market Price" shall mean the average of the last reported closing bid and asked prices reported by the NASDAQ as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected from time to time by Purchaser for that purpose, or as quoted by the National Quotation Bureau Incorporated. In the event that no such quotation is available for such day, the Closing Market Price shall be the average of the quotations for the last five Trading Days for which a quotation is available within the last 30 Trading Days prior to such day. In the event that five such quotations are not available within such 30-Trading Day period, the Board of

Directors of Purchaser shall be entitled to determine the Closing Market Price on the basis of such quotations as it reasonably considers appropriate.

            "CLOSING SHARE PRICE" shall have the meaning set forth in Section 2.5(b).

            "COBRA" shall have the meaning set forth in Section 4.17(e).

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

            "COMPANY" shall have the meaning set forth in the preambles to this Agreement.

            "COMPANY APPROVALS" shall have the meaning set forth in
Section 4.9(a).

            "COMPANY EMPLOYEES" shall mean any officers or employees of the Company, SWV or the Specified Subsidiaries. For purposes of this Agreement only, the term Company Employees shall also be deemed to include any independent contractor of the Company, SWV or the Specified Subsidiaries.

            "COMPANY  INDEMNIFIED  PARTIES"  shall have the meaning set forth in
Section 6.3(a).

            "COMPANY ORGANIZATIONAL DOCUMENTS" shall have the meaning set forth in Section 4.1(a).

            "COMPANY TRANSACTION  DOCUMENTS" shall have the meaning set forth in
Section 4.1(d).

            "CONFIDENTIAL  INFORMATION"  shall  have the  meaning  set  forth in
Section 11.15(b).

            "CONFIDENTIALITY  AGREEMENTS"  shall have the  meaning  set forth in
Section 4.19.

            "CONSENT" shall mean any consent or approval of, waiver by, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

            "CONTRACTS" shall mean all contracts, agreements, leases, arrangements, commitments or understandings, whether oral or written, whether existing as of the date hereof or arising prior to the Closing, to or by which the Company, SWV or any of the Specified Subsidiaries is a party or is otherwise bound.

            "CONVERSION STOCK" means any StarMedia Common Stock issued upon conversion of any StarMedia Junior Non-Voting Convertible Preferred Stock.

            "DEFAULT/MODIFICATION  RIGHT"  shall have the  meaning  set forth in
Section 4.1(e).

            "DISCLOSURE LETTER" means that certain letter from the Company to Purchaser dated the date hereof and titled "Disclosure Letter", and acknowledged by Purchaser's signature thereon to constitute the "Disclosure Letter" for purposes of this Agreement.

            "DOCUMENTATION" means, with respect to an item of Specified Software or any computer program included in the Acquired Assets, all internal comments to Source Code ("PROGRAM DOCUMENTATION"), all design specifications, logic manuals, flow charts, diagrams, technical descriptions and other written, printed or machine-readable materials containing any algorithms or descriptions of operations relating to such Acquired Software or other computer program ("DESIGN DOCUMENTATION"), all instructions, manuals and other documents for installers, trainers and maintenance personnel ("INSTALLATION AND TRAINING DOCUMENTATION") and all guides and manuals for users, operators and system administrators ("USER DOCUMENTATION").

            "EARNOUT  PAYMENT  DISPUTE"  shall  have the  meaning  set  forth in
Section 2.6(d).

            "EARNOUT SHARE PRICE" shall have the meaning set forth in Section 2.5(d).

            "EARNOUT  TARGETS"  shall  have the  meaning  set  forth in  Section
2.5(c).

            "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder (including those with respect to asbestos or asbestos-containing material or exposure to asbestos or asbestos-containing material) relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including any Hazardous Material, any petroleum (including crude oil or any fraction thereof), any petroleum product or any other waste, chemicals or substances regulated by any Government Entity, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, any petroleum (including crude oil or any fraction thereof), petroleum product or any other waste, chemicals or substances regulated by any Government Entity, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or, threatened any releases therefrom.

            "ESCROW AGENT" shall mean a financial institution, or other Person, designated by Purchaser prior to the Closing and reasonably acceptable to the Company.

            "ESCROW AGREEMENT" shall have the meaning set forth in Section 3.4.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

            "EXCLUDED  ASSETS"  shall  have the  meaning  set  forth in  Section
2.2(b).

            "EXCLUDED     DOMAIN     NAME     REGISTRATIONS"      shall     mean
"Cadenacapriles.com",      "brillenbourg.com",      "grupocapriles.com"      and
"ultima-noticias.com".

            "FINANCIAL STATEMENTS shall have the meaning set forth in Section 4.2(a).

            "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

            "GOVERNMENTAL ENTITY" OR "GOVERNMENT ENTITY" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission or board of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

            "HAZARDOUS MATERIALS" shall mean any substance, material or waste that is regulated under any Environmental Law or is deemed or defined by any Law or Governmental Entity to be "hazardous," "toxic," a "contaminant," "waste," a "pollutant" or words with similar meaning and shall include, without limitation, petroleum and petroleum products, PCBs, PCB wastes, asbestos, asbestos containing products and radioactive substances.

            "HSR ACT" shall mean the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "INDEMNIFICATION CLAIM" shall have the meaning set forth in Section 6.4(a).

            "INDEMNIFIED PARTY" shall have the meaning set forth in Section 6.4(a).

            "INDEMNIFYING PARTY" shall have the meaning set forth in Section 6.4(a).

            "INDUCEMENT AGREEMENTS" shall have the meaning set forth in the preambles to this Agreement.

            "INSIDER" shall mean (i) any Person that is, directly or indirectly, the beneficial owner of 5% or more or any class of equity securities of the Company, (ii) any director or officer of the Company, or (iii) any Affiliate, Associate or Relative of any Person described in sub-clause (i) or (ii) (other than SWV or a Specified Subsidiary).

            "INSIDER TRANSACTION" shall have the meaning set forth in Section 4.14.

            "INTERCOMPANY SERVICE AGREEMENT" shall mean the Services Agreement, dated June 25, 1998, by and between the Company and SWV.

            "IP  LICENSE"  shall mean any option,  license,  or agreement of any
kind  relating  to  the  exercise,  use,  non-use,  registration,   enforcement,
non-enforcement of or remuneration for any Intellectual Property or Software.

            "IRS" shall mean the Internal Revenue Service.

            "INTELLECTUAL PROPERTY" shall mean all (i) patents, copyrights, trademarks, service marks, trade identification, trade dress, trade names, copyrights, trade secrets, know-how, proprietary information (including without limitation proprietary software algorithms and designs), mask work rights, database rights, publicity rights, privacy rights, moral rights and other rights of a similar nature for which legal protection may be obtained, in the United

States and/or any other country or jurisdiction; (ii) pending applications to register or otherwise obtain legal protection for any of the foregoing; (iii) rights to make application in the future to register or otherwise obtain legal protection for any of the foregoing; (iv) rights of priority under national laws and international conventions with respect to any of the foregoing; (v) continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor; (vi) goodwill associated with any of said trademarks, service marks, trade identification, trade dress and trade names; and (vii) rights to sue with respect to past and future infringements of any of the foregoing.

            "KEY EMPLOYEES/STOCKHOLDERS" shall mean David Brillembourg, Enrique Narciso, Jorge Rincon and David Gilarranz.

            "KEY EMPLOYEES/STOCKHOLDERS EMPLOYMENT AGREEMENTS" shall have the meaning set forth in the preambles to this Agreement.

            "LAWS" shall mean all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

            "LIABILITIES" shall have the meaning set forth in Section 2.4.

            "LIEN"  shall  mean  any  lien   (including,   without   limitation,
environmental and tax liens) charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal or other purchase rights of third parties, option, tenancy, license (other than the Specified Contracts), real estate covenant, right of way or easement, any filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction, or any restriction on voting, transfer or receipt of income.

            "LOSSES" shall mean and include (i) any losses, costs, expenses, damages (including compensatory, exemplary, or punitive damages but excluding (other than, for the avoidance of doubt, in the event of Third-Party Claims) consequential damages), Taxes, penalties, fines, charges, demands, Liabilities, obligations and claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements) and (ii) without limitation of clause (i), any cost or expense reasonably incurred by a Purchaser Indemnified Party or a Company Indemnified Party in enforcing its rights under
Section 6.2 or 6.3, respectively.

            "LOWER LIMIT SHORTFALL" shall have the meaning set forth in Section 2.5(e).

            "MATERIAL ADVERSE EFFECT" shall mean (i) a significant risk that Purchaser, in any material respect, will not, commencing immediately after the Closing and continuing indefinitely thereafter, be able to own, possess, use, lease, hold, occupy and operate the Acquired Assets as currently and (in any event) normally (in the Ordinary Course of Business) owned, possessed, used, leased, held, occupied and operated by the Company and its Subsidiaries, (ii) without limitation of clause (i), an effect that is materially adverse to, or a material adverse change in, the business, operations, Assets, Liabilities, financial condition or results of operations of (x) the Company and its Subsidiaries taken as a whole or (y) the business of the Company and its Subsidiaries (including the Specified Business) taken as a whole or (iii) a significant risk of the imposition of criminal liability on Purchaser or any of its Affiliates (prior to, at or after the Closing).

            "MUTUAL CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 7.1(b)(1).

            "NON-COMPETITION  COVENANT"  shall mean, with respect to any Person, any non-competition, confidentiality, non-use of information, non-solicitation (of clients, individuals or otherwise) or similar covenant or restriction agreed to by such Person (including, without limitation, any such covenant or restriction for the benefit of the Company), and any related provision of the contract, agreement or other instrument setting forth such covenant or restriction.

            "OBJECT CODE" shall mean (i) machine executable programming instructions, substantially in binary form, which are intended to be directly executable by a processor after suitable processing and linking but without the intervening steps of compilation or assembly, or (ii) other executable code
(E.G., "byte code" and other intermediate code forms in connection with interpretive languages).

            "ORDINARY COURSE OF BUSINESS" shall mean in the ordinary course of the normal day-to-day operations of the Company and its Subsidiaries (including the Specified Business) and consistent with past practices of the Company and its Subsidiaries and, in any event, without regard to the transactions contemplated by this Agreement.

            "OTHER PARTY" shall have the meaning set forth in Section 2.7(a).

            "OUTSTANDING KEY EMPLOYEE/STOCKHOLDERS EMPLOYMENT AGREEMENTS" shall mean (i) that certain Executive Employment Agreement dated March 1, 1999 between SWV and David Gilarranz, (ii) that certain Employment Agreement dated January 1, 1999 between SWV and Isabella Laeyendecker, (iii) that certain Executive Employment Agreement dated January 1, 1999 between SWV and Jorge Rincon and (iv) that certain Employment Agreement dated January 1, 1999 between SWV and Zdenek Spacek.

            "OUTSTANDING IP LICENSE" shall mean any IP License by or to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is otherwise a party, or by which the Company or any of its Subsidiaries or any of their respective Intellectual Property, Software or other property is subject or bound.

            "PERMITTED ENCUMBRANCES" shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which appropriate reserves have been established and provided for in the Financial Statements: (a) liens (arising as a matter of law) for taxes, assessments and governmental charges or levies not yet due and payable; (b) materialmens', mechanics', carriers', workmen's and repairmen's liens and other similar liens, imposed by law and arising in the Ordinary Course of Business, securing obligations that (i) are not overdue and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time; and (c) pledges or deposits to secure obligations under workers compensation laws or similar legislation or to secure public or statutory obligations, all of which, collectively, do not materially adversely affect the value or use of any of the Acquired Assets for its current and anticipated purposes.

            "PERSON"  shall  mean  any  individual,  corporation,   partnership,
limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Entity.

            "POSSIBLE  EARNOUT  PAYMENTS"  shall have the  meaning  set forth in
Section 2.5(c).

            "PROGRAM" shall mean, with respect to an item of Acquired Software, the complete set of the machine-readable and executable computer instructions and all related data files necessary to perform on a computer system one or more of the functions performed by such item of Acquired Software.

            "PURCHASE PRICE" shall have the meaning set forth in Section 2.5(a).

            "PURCHASER" shall have the meaning set forth in the preambles to this Agreement.

            "PURCHASER FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 5.3.

            "PURCHASER  INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 6.2(a).

            "PURCHASER TRANSACTION DOCUMENTS" shall have the meaning set forth in Section 5.1(b).

            "RESTRICTED  COMMON  STOCK"  shall  have the  meaning  set  forth in
Section 11.18(a).

            "RETAINED CASH" shall have the meaning set forth in Section 2.1.

            "RETAINED LIABILITIES" shall have the meaning set forth in Section 2.4.

            "RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax law.

            "RULES" shall have the meaning set forth in Section 2.6(a).

            "SEC"  shall  mean  the  United  States   Securities   and  Exchange
Commission.

            "SEC DOCUMENTS" shall have the meaning set forth in Section 5.3.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

            "SHRINK-WRAP SOFTWARE" shall mean the current shipping versions of software applications and utilities generally available "off the shelf" on a commercially reasonable basis.

            "SOFTWARE" shall mean any and all (i) "computer programs" (as defined in Section 101 of the U.S. Copyright Act), including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

            "SOFTWARE CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 4.19.

            "SOURCE CODE" shall mean the human readable form in which programs have been written and related technical documentation, including comments internal to such Code and descriptions external to such Code that are useful for understanding and maintaining said programs (for example, logic manuals, flow charts and principles of operation), and further includes without limitation all associated header and make files.

            "SPECIFIED ASSETS" shall mean and includes the Specified Contracts, the Specified Copyright Registration, the Specified Domain Name Registrations, the Specified Miscellaneous Assets, the Specified Patent Application, the Specified Software, and all of the outstanding capital stock of the Specified Subsidiaries, and the Specified Trademarks.

            "SPECIFIED ASSETS EXHIBIT" shall mean EXHIBIT A to this Agreement.

            "SPECIFIED BUSINESS" shall have the meaning set forth in the preambles to this Agreement.

            "SPECIFIED CONTRACTS" shall mean the Contracts listed or described in the Specified Assets Exhibit under the heading "Specified Contracts".

            "SPECIFIED   COPYRIGHT   REGISTRATIONS"  shall  mean  the  copyright
registrations and pending copyright registrations listed or described in the Specified Assets Exhibit under the heading "Specified Copyright Registrations".

            "SPECIFIED DESIGNEE" shall mean a British Virgin Islands company designated by Purchaser prior to the Closing as the "Specified Designee" for purposes of this Agreement.

            "SPECIFIED DOMAIN NAME REGISTRATIONS" shall mean the domain name registrations listed or described in the Specified Assets Exhibit under the heading "Specified Domain Name Registrations".

            "SPECIFIED KEY EMPLOYEES/STOCKHOLDERS" shall mean David Brillembourg and Enrique Narciso.

            "SPECIFIED KEY EMPLOYEES/STOCKHOLDERS EMPLOYMENT AGREEMENTS" shall mean the Key Employees/Stockholders Employment Agreements of the Specified Key Employees/Stockholders.

            "SPECIFIED MATTER" shall have the meaning set forth in Section 4.21.

            "SPECIFIED  MISCELLANEOUS  ASSETS"  shall mean the Assets  listed or
described  in  the  Specified  Assets  Exhibit  under  the  heading   "Specified
Miscellaneous Assets".

            "SPECIFIED  PATENT   APPLICATION"  shall  mean  the  pending  patent
application listed or described in the Specified Assets Exhibit under the heading "Specified Patent Application".

            "SPECIFIED SOFTWARE" shall mean and include all current and previous versions (including without limitation all such versions for particular hardware platforms and/or operating environments) of (i) all Software now and/or previously designed, developed (in whole or in part), under development (in whole or in part), released, marketed, licensed to third parties, supported, maintained, sold or distributed by or for the Company or any of its predecessors or present or former Subsidiaries and (ii) without limitation of clause (i), the Software listed or described in the Specified Assets Exhibit under the heading "Specified Software".

            "SPECIFIED SUBSIDIARIES" shall mean each of the companies listed in the Specified Assets Exhibit under the heading "Specified Subsidiaries".

            "SPECIFIED SUBSIDIARY ACQUIRED ASSETS" shall mean the Acquired Assets (if any) owned by the Specified Subsidiaries.

            "SPECIFIED  SUPPLIED  DATA"  shall  have the  meaning  set  forth in
Section 4.21.

            "SPECIFIED SWV TRANSFEREE" shall mean the Person designated by Purchaser prior to the Closing as the "Specified SWV Transferee" for purposes of this Agreement.

            "SPECIFIED TRADEMARKS" shall mean the tradenames, trademarks or servicemarks listed or described in the Specified Assets Exhibit under the heading "Specified Trademarks", in any style or design, and any name or mark derived from or including any of the foregoing.

            "STARMEDIA CAPITAL STOCK" shall mean StarMedia Common Stock and StarMedia Junior Non-Voting Convertible Preferred Stock.

            "STARMEDIA COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Purchaser.

            "STARMEDIA JUNIOR NON-VOTING CONVERTIBLE PREFERRED STOCK" shall mean a series of junior non-voting convertible preferred stock of Purchaser having the principal terms and conditions set forth in Exhibit B hereto.

            "STARMEDIA MOBILE" shall mean the operations of Purchaser and its wholly-owned Subsidiaries focused on the implementation of the Business Plan.

            "SUBSIDIARY" shall mean, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other subsidiaries, owns not less than 50% of the overall economic equity.

            "SUPPORTCOMM LETTER OF INTENT" shall mean that certain letter agreement dated May 7, 1999 between SupportComm Teleinformatica Ltda. and the Company.

            "SWV"  shall  mean  Smart   Wireless   Ventures,   Inc.,  a  Florida
corporation.

            "SWV  ORGANIZATIONAL  DOCUMENTS" shall have the meaning set forth in
Section 4.1(a).

            "SYSTEM" shall mean all Programs and Documentation for a particular version, and SYSTEMS means all Programs and Documentation for all versions, of the Acquired Software.

            "TAXES" shall mean (a) all taxes (whether federal, state, county, local or foreign), fees, levies, customs duties, assessments, or charges of any kind whatsoever, including without limitation gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, AD VALOREM, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes, together with any interest, penalties, or additions to tax imposed with respect thereto and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

            "TAXING   AUTHORITY"   shall  mean  any  Government   Entity  having
jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

            "TECHNOLOGY CONVEYANCE/CONFIDENTIALITY AGREEMENT" shall mean, with respect to any Person, any provision pursuant to which such Person (i) transfers or agrees to transfer, or acknowledges employer (or another Person's or Persons') ownership of, Intellectual Property or Software acquired, owned, created or developed by such Person (including, without limitation, any such covenant or restriction for the benefit of the Company), or (ii) agrees to maintain the confidentiality of, or not to use, any Intellectual Property or Software (other than Shrink-Wrap Software), or other confidential information of, another Person, and in each case any related provisions of the contract, agreement or instrument setting forth such former provision.

            "THIRD PARTY INDEMNIFICATION CLAIM" shall have the meaning set forth in Section 6.4(b).

            "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such securities are not quoted thereon, in the applicable securities market in which the securities are traded.

            "TRANSACTION DOCUMENTS" shall have the meaning set forth in Section 5.1(b).

            "TRANSFER  TAXES"  shall  have the  meaning  set  forth  in  Section
11.15(a).

            "UPPER LIMIT EXCESS" shall have the meaning set forth in Section 2.5(e).

                                    EXHIBIT A
                                SPECIFIED ASSETS

A.    SPECIFIED CONTRACTS

1.    [Intentionally omitted]

2. Business Development Non-Disclosure Agreement, dated June 2, 1999 by and between ADC NewNet and CycleLogic

3.    [Intentionally omitted]

4. Agreement, dated March 25, 1999 by and between Miniphone S.A. and Smart Wireless Ventures Inc.

5. Non-Disclosure Agreement, dated May 18, 1999 by and between Ericsson Inc. and Smart Wireless Ventures Inc. (d/b/a CycleLogic) (the "Ericsson Agreement")

6. Mutual Non-Disclosure Agreement, dated April 21, 1999 by and between Telecomunicaciones Movilnet, C.A. and Smart Wireless Ventures Inc.

7.    Confidential  Disclosure  Agreement,  dated  April 16, 1999 by and between
      Smart  Wireless   Ventures,   Inc.  (d/b/a   CycleLogic)  and  SupportComm
      Teleinformatica Ltd.

8. Software Distribution Agreement, dated August 19, 1999 by and between Ericsson Messaging Systems, Inc. and PageCell International Holdings, Inc. (d/b/a CycleLogic) (the "Ericsson Agreement")

9. Letter Agreement, by and between PageCell International Holdings, Inc. and Rodolfo Buenano for Consulting Services in Venezuela

10. Invention and Secrecy Agreement by and between PageCell International Holdings, Inc. and Rodolfo Buenano

11. Letter Agreement, by and between PageCell International Holdings, Inc. and Nelson Lopez for Consulting Services in Venezuela

12. Invention and Secrecy Agreement by and between PageCell International Holdings, Inc. and Nelson Lopez

13. Letter Agreement, by and between PageCell International Holdings, Inc. and Arturo Vermolen for Consulting Services in Venezuela

14. Invention and Secrecy Agreement by and between PageCell International Holdings, Inc. and Arturo Vermolen

15. Invention and Secrecy Agreement by and between Smart Wireless Ventures Inc. and Andres Blanco

16. Invention, Secrecy and Non-Competition Agreement by and between Smart Wireless Ventures, Inc. and David Gilarranz

17. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and Jorge Hernandez

18. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and Alberto Ibarra

19. Invention, Secrecy and Non-Competition Agreement by and between Smart Wireless Ventures Inc. and Isabella Laeyendecker

20. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and Hemlata Patel

21. Invention and Secrecy Agreement by and between Smart Wireless Ventures., Inc. and Adolph Restani

22. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and Jorge A. Rincon

23. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and Barry Schwartz.

24. Invention Agreement by and between Smart Wireless Ventures, Inc. and Zdenek Spacek

25. Invention Secrecy and Non-Competition Agreement by and between Smart Wireless Ventures, Inc. and Gabrielle Villalba

26. Invention and Secrecy Agreement by and between Smart Wireless Ventures, Inc. and John Vasquez

27. (a) Business Lease Agreement, dated June 15, 1999 by and between Smart Wireless Communications and Compaq Capital

      (b) Business Lease Agreement, dated June, 1999 by and between Smart Wireless Communications and Compaq Capital

      (c) Business Lease Agreement, dated July 30, 1999 by and between Smart Wireless Communications and Compaq Capital

28. Lease Agreement, dated October 5, 1999, by and between Smart Wireless Ventures, Inc. and Dell Financial Services

29. Lease Agreement, dated March 30, 1999, by and between Smart Wireless Ventures, Inc. and Dell Financial Services

30. Lease Agreement, dated July 26, 1999, by and between Smart Wireless Ventures, Inc. and Dell Financial Services

31. Lease Agreement, dated May 12, 1999, by and between Smart Wireless Ventures, Inc. and Dell Financial Services

32. Lease Agreement, dated July 7, 1999, by and between Smart Wireless Ventures, Inc. (d/b/a CycleLogic) and Micron Leasing

33. Lease Agreement, dated September 1, 1999, by and between Smart Wireless Ventures, Inc. (d/b/a CycleLogic) and Micron Leasing

34. Lease Agreement, dated March 9, 1999, by and between Key International 848, Inc. and CycleLogic Corp. (as assigned to Smart Wireless Ventures pursuant to letter dated September 16, 1999)

35. Lease Agreement, dated August 19, 1999, by and between Key International 848, Inc. and Trieste Management Corp. and CycleLogic (as assigned to Smart Wireless Ventures pursuant to letter dated September 16, 1999)

36. Letter Agreement, by and between PageCell International Holdings, Inc. and Alejandro Castro for Consulting Services in Argentina

37. Letter Agreement, by and between PageCell International Holdings, Inc. and Pablo Salazar for Consulting Services in Mexico

38. Invention and Secrecy Agreement dated September 7, 1999 by and between Smart Wireless Ventures, Inc. and Pablo Salazar


B.    SPECIFIED COPYRIGHTS

1.    COPYRIGHT REGISTRATIONS

      VOLTAIRE v2.63
      CERTIFICATE NO. TX 4-899-860
      OWNER:  PageCell International Holdings, Inc.

2.    PENDING COPYRIGHT REGISTRATIONS

      Iridium Messaging Software v1.15


C.    SPECIFIED DOMAIN NAME REGISTRATIONS<F1>

1.    CYCLELOGIC.COM
      REGISTERED TO:  5F Venture Capital Inc.

2.    MOVILMEDIA.COM
      REGISTERED TO:  CycleLogic

3.    MOVILEXTRA.COM
      REGISTERED TO:  CycleLogic

4.    IN2MOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

5.    ENTUMOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

6.    MOVILTEXTO.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

7.    MOVILTEXTO.NET
      REGISTERED TO:  Smart Wireless Ventures, Inc.

8.    WAPMOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

9.    LATINWAP.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

10.   MIMOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

11.   MOVILCHAT.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

----------
<F1>
Registrations in names other than the Company will be transferred to the Company prior to Closing.

12.   PORTALMOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

13.   EN2MOVIL.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.

14.   IN2MOBILE.COM
      REGISTERED TO:  Smart Wireless Ventures, Inc.


D.    SPECIFIED MISCELLANEOUS ASSETS

1. All tangible personal property described in, or attached to, Section 4.4(c) of the Disclosure Letter

2. All rights of the Company or its Subsidiaries under the Proposals described on Attachment A hereto

3. All Outstanding IP Licenses for the Shrink-Wrap Software described on Attachment B hereto


E.    SPECIFIED PATENT APPLICATION

      MULTILINGUAL WIRELESS MESSAGING SYSTEM
      FILING DATE:  April 13, 1999
      DOCKET NO.  02043-1-0010
      INVENTOR:  Jorge Rincon, et al.


F.    SPECIFIED SOFTWARE

      All Software listed or described in Section 4.8(b)(i) of the Disclosure Letter


G.    SPECIFIED SUBSIDIARIES

1. IN2MOVIL INTERNATIONAL CORP., a British Virgin Islands corporation AUTHORIZED SHARES: 10,000
      ISSUED SHARES:  10,000 shares to PageCell International Holdings, Inc.

2.    ENTUMOVIL DE VENEZUELA S.A., a Venezuelan  corporation  AUTHORIZED SHARES:
      1,000 ISSUED SHARES: 1,000 shares to In2movil International Corp.

3. CYCLELOGIC DO BRASIL, LTDA, a Brazilian company AUTHORIZED SHARES: 10,000 ISSUED SHARES: 9,999 shares to PageCell International Holdings, Inc. 1 share to Xavier, Bernardes e Braganca


H.    SPECIFIED TRADEMARKS

1.    TRADEMARKS

      (a)   CYCLELOGIC
      (b)   VOLTAIRE
      (c)   IN2MOVIL
      (d)   ENTUMOVIL
      (e)   INFOBUILDER
      (f)   PAGECELL
      (g)   SMART WIRELESS

2.    TRADEMARK REGISTRATIONS<F2>

      (a)   CYCLELOGIC,
            REGISTRATION NO. 2,065,670
            Owner:  PageCell International Holdings, Inc.

      (b)   VOLTAIRE
            REGISTRATION NO. 2,157,221
            Owner:  PageCell International Holdings, Inc.

3.    PENDING TRADEMARK REGISTRATIONS<F3>

      (a)   IN2MOVIL
            SERIAL NO. 75/681,634

----------
<F2>
United States Patent and Trademark Office.

<F3>
United States Patent and Trademark Office.

      (b)   ENTUMOVIL
            SERIAL NO. 75/681,388

4.    PENDING TRADEMARK REGISTRATIONS<F4>

      ENTUMOVIL



----------
<F4>  Venezuela.

                                                                  EXHIBIT 2.5(C)
                        POSSIBLE EARNOUT PAYMENT SCHEDULE


END DATE         POSSIBLE EARNOUT  EARNOUT VARIABLE    EARNOUT TARGET
                 PAYMENT

1. December 31,  $1,000,000        Qualifying Revenue  $1,400,000 in calendar
   31, 1999                                            1999 Qualifying Revenue
                                                       from the Closing Date
                                                       through the End Date.

2. March 31,     $1,000,000        Qualifying Revenue  $1,500,000 in calendar
   2000                                                year 2000 YTD Qualifying
                                                       Revenue through the End
                                                       Date.

                 $2,000,000 less   Qualifying          As of the End Date,
                 an amount equal   Contracts           there are not less than
                 to 50% of any                         8 outstanding Qualifying
                 Possible Earnout                      Contracts in not less
                 Payment earned                        than four of the
                 under 1. above                        following countries:
                                                       Argentina, Mexico,
                                                       Brazil,  Colombia,
                                                       Venezuela.

3. June 30,      $1,000,000        Qualifying Revenue  $3,100,000 in calendar
   2000                                                year 2000 YTD Qualifying
                                                       Revenue through the End
                                                       Date.

                 $2,000,000 less   Qualifying          As of the End Date,
                 an amount equal   Contracts           there are not less than
                 to 50% of any                         12 outstanding
                 Possible Earnout                      Qualifying Contracts in
                 Payment earned                        not less than five of
                 under 1. above                        the following countries:
                                                       Argentina, Mexico,
                                                       Brazil,  Chile,
                                                       Colombia, Venezuela.

4. September 30, $1,000,000        Qualifying Revenue  $4,500,000 in calendar
   2000                                                year 2000 YTD Qualifying
                                                       Revenue through the End
                                                       Date.

                 $2,000,000        Qualifying          As of the End Date,
                                   Contracts           there are not less than
                                                       16 outstanding Qualifying
                                                       Contracts   in  not  less
                                                       than six of the following
                                                       countries:     Argentina,
                                                       Mexico,   Brazil,  Chile,
                                                       Spain,          Colombia,
                                                       Venezuela, United States.


5. December 31,  $2,000,000        Qualifying Revenue  $7,000,000 in calendar
   2000                                                year 2000 YTD Qualifying
                                                       Revenue through the End
                                                       Date.

                 $4,000,000        Qualifying          As of the End Date,
                                   Contracts           there are not less than
                                                       22  Qualifying  Contracts
                                                       in not  less  than six of
                                                       the following  countries:
                                                       Argentina,        Mexico,
                                                       Brazil,   Chile,   Spain,
                                                       Colombia,      Venezuela,
                                                       United States.




For purposes of this Exhibit 2.5(c):

      1. "Qualifying Revenue" means, with respect to any particular period, revenues of StarMedia Mobile on a consolidated/combined basis (determined on an accrual basis in accordance with GAAP, but excluding any extraordinary transactions) directly derived from the provision of Qualifying Products/Services, during such period.

      2. "Qualifying Products/Services" means products and services of StarMedia Mobile contemplated to be provided in the Business Plan.

      3. "Qualifying Contract" means an outstanding definitive contract of StarMedia Mobile (entered into after the Closing Date, unless otherwise agreed by Purchaser and the Company) to provide Qualifying Products/Services in a country specified in the foregoing table to a Person that is a Qualifying Carrier in such country, which contract meets the requirements set forth in Attachment I to this Exhibit 2.5(c), and otherwise is reasonably satisfactory to Purchaser, or (ii) is agreed in writing by Purchaser to constitute a "Qualifying Contract" for purposes of this Exhibit 2.5(c), which agreement may be granted or withheld by Purchaser in its discretion (acting in good faith). For the avoidance of doubt, there can not be more than one Qualifying Contract in any particular country with any particular Qualifying Carrier.

      4. A "Qualifying Carrier" means, with respect to any particular country specified in the attached table, the cellular phone carriers specified in Attachment II to this Exhibit 2.5(c) as "Qualifying Carriers" with respect to such country, any successors to substantially all of the assets and business of such companies, and any new companies and businesses that are agreed by the Purchaser and the Company (each acting in good faith) to have the business and other attributes to warrant being included as a "Qualified Carrier".

      5. Section 2.5(c) of the Agreement provides that to the extent that any Earnout Target is not met, the corresponding Possible Earnout Payment shall be reduced on a pro rata basis, PROVIDED that if the actual performance does not exceed 50% of such Earnout Target, then such corresponding Possible Earnout
Payment shall be forfeited in its entirety. Determinations of the extent to which any particular "Qualifying Contracts" Earnout Target has been met shall be made by taking whichever of the following ratios is lower: (i) the ratio of the total number of Qualifying Contracts in the specified countries as of the particular End Date to the total number thereof specified in the foregoing table as the amount necessary to earn the relevant Possible Earnout Payment in full; and (ii) the ratio of the total number of the specified countries for such End Date in which one or more Qualifying Contracts is outstanding as of such End Date to the minimum total number of countries specified for such End Date. For example, if as of June 30, 2000, there are 12 total Qualifying Contracts in three of the six specified countries (with the minimum number of specified countries being five), then the Company shall be considered to have achieved only 60% of the Earnout Target.

                                  Attachment I

                 Certain Specifications for Qualifying Contracts

In order to be a "Qualifying Contract" a contract must contain all of the following:

      (i) the purchase by the Qualifying Carrier of Qualifying Product/Services of the nature described in the section of the Business Plan entitled "Wireless Internet Portal" for a term of not less than two years, Qualifying Revenues (other than royalty payments) aggregating not less than US$150,000 for each year of the term (pro-rated for partial years) and, in addition, royalty payments of not less than US$.50 per each end-user of the Qualifying Product/Services from such Qualifying Carrier per month;

      (ii) the commitment of the Qualifying Carrier to commercially launch the Qualifying Products/Services being provided under such contract to all of its end-users within two months of contract signing;

      (iii)  the  commitment  of  the  Qualifying   Carrier  to  use  reasonable
commercial efforts to promote the Qualifying Products/Services being provided under such contract to all of its end-users;

      (iv) the agreement of the Qualified Carrier that the "Wireless Portal" contemplated by such Qualifying Products/Services shall be a co-branded StarMedia Mobile/Qualifying Carrier Wireless Internet portal hosted, maintained and managed solely by StarMedia Mobile; and

      (v) the agreement of such Qualified Carrier that during the term of such contract, such Qualified Carrier shall not provide its end-users access to any content/information (excluding Qualifying Carrier billing, customer service and other like customer-specific account-related messages) other than content/information agreed by the Qualifying Carrier and StarMedia Mobile to be provided by StarMedia Mobile.

                                  Attachment II

                               Qualifying Carriers


                                 [SEE ATTACHED]


           Country/Region                             Operators
ARGENTINA
           Region II               Movicom
           Regions I and III       Compania de Telefonos_del Interior (CTI)
           Region III              Telefonica Comunicaciones Personales (TCP)
           Region I                Compania de Comincaciones Personales del
                                   Interior (CCPI)
BRAZIL
           Region 1 - B Band       BCP
           Region 2 - B Band       Tess
           Regions 1 A-Band        Telesp
           Regions 2 A-Band        Ceterp
           Region 3 - A Band       TeleSudeste
           Region 3 - B Band       Algar
           Region 4 - A Band       Telemig
           Region 4 - B Band       Maxitel
           Region 5 - A Band       Tele-Sul
           Region 5 - B Band       Global Telecom
           Region 6 - A Band       CRT
           Region 6 - B Band       Telet
           Region 7 - A Band       TeleCentro-Oeste
           Region 7 - B Band       Americel
           Region 8 - A Band       TeleNorte
           Region 8 - B Band       Splice
           Region 9 - A Band       TeleLeste
           Region 9 - B Band       Maxitel
           Region 10 - A Band      TeleNordeste
           Region 10 - B Band      BSP
CHILE
           Nationwide              Startel
           Regions V and XIII      BellSouth
           Nationwide              Entel Telefonia Personal
           Nationwide              Entel PCS
           Nationwide              Chilesat Telefonia Personal
COLOMBIA
           Eastern                 Comcel S.A.
           Eastern                 Celumovil de Colombia S.A.
           Western                 Occel S.A.
           Western                 Cocelco S.A.
           Atlantic                CelCaribe S.A.
           Atlantic                Celulmovil de la Costa S.A.


ESPANA
           GSM 900                 Airtel
           NMT 450, GSM, TACS      Telefonica
           GSM 1800                Amena
           NMT 450, GSM            Andorra PTT
MEXICO
800 MHZ
           Regions 1 - 9           Telcel
           Region 3                Norcel
           Regions 5-7, 9          Iusacell
1900 MHZ
           Regions 1-9 (Band A)    SPC
           Regions 1,2,4,6,9       Qualcomm (Pegaso)
           (Band B)
           Regions 1-9 (Band D)    DIPSA (TELCEL)
           Regions 3,5,7,8,        Qualcomm (Pegaso)
           (Band E)
           Regions 1, 4 (Band E)   Iusacell
           Regions 2, 6, 9         Midicell
           (Band E)
VENEZUELA
           Nationwide              Movilnet (CANTV)
           Nationwide              Telcel
           Region II               Digitel
USA
           PCS                     OmniPoint
           PCS                     PowerTel
           PCS                     PrimeCo
           PCS                     Aerial
           PCS                     Airtouch
           Cellular                Alltel
           Cellular                Ameritech
           Cellular                AT&T Wireless
           Cellular                Bell Atlantic
           Cellular                Bell South
           Cellular                GTE
           Cellular                SBC Wireless
           PCS                     Sprint PCS
           LEO                     Iridium
           LEO                     Globalstar
           PCS                     Voice Stream
           PCS                     US Cellular
